Exhibit 4.40

CONFORMED COPY

AGREEMENT

DATED 29TH NOVEMBER, 2004

US$1,600,000,000

CREDIT FACILITY

For

CONVERIUM AG, ZURICH
arranged by

ABN AMRO BANK N.V.

BARCLAYS CAPITAL

BNP PARIBAS

COMMERZBANK AKTIENGESELLSCHAFT

CREDIT SUISSE FIRST BOSTON

and

J.P.MORGAN PLC

ALLEN & OVERY LLP
LONDON

THIS AGREEMENT is dated 29th November, 2004

BETWEEN:

(1)	CONVERIUM AG, ZURICH (registered number CH-170.3.024.826-2) (the Company);

(2)	CONVERIUM RÜCKVERSICHERUNG (DEUTSCHLAND) AG (Converium Deutschland);

(3)	CONVERIUM INSURANCE (UK) LIMITED (registered number 4580111) (Converium UK);

(4)	ABN AMRO BANK N.V., BARCLAYS CAPITAL, BNP PARIBAS, COMMERZBANK AKTIENGESELLSCHAFT, CREDIT SUISSE FIRST BOSTON AND J.P. MORGAN PLC as arrangers (in this capacity the Mandated Lead Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as original lenders (the Original Lenders);

(6)	ABN AMRO BANK N.V., as facility agent (in this capacity the Facility Agent); and

(7)	ABN AMRO BANK N.V. as fronting bank (in this capacity the Fronting Bank).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptably Rated Institution means either a financial institution which has (or the long term unsecured and unsubordinated debt of which has) any two of the credit ratings set out in paragraphs (a) to (c) below or a financial institution with a guarantor guaranteeing that financial institution’s obligations under this Agreement in full and that guarantor has (or its long term unsecured and unsubordinated debt has) any two of the credit ratings set out in paragraphs (a) to (c) below:

(a)	a credit rating of not lower than BBB assigned to it by S&P;

(b)	a credit rating of not lower than Baa2 assigned to it by Moody’s; or

(c)	a credit rating of not lower than BBB assigned to it by Fitch Ratings.

Accession Agreement means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Additional Borrower means a wholly owned Subsidiary of the Company which becomes a Borrower after the date of this Agreement.

Administrative Party means a Mandated Lead Arranger, the Facility Agent or the Fronting Bank.

Affected Lender has the meaning given to it in Clause 5.5 (Loss of NAIC approval or resignation).

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with US Dollars (or, where used in the definition of Required Collateral, euro or sterling, as the context so requires) at or about 11.00 a.m. on a particular day.

Approved Jurisdiction means:

(a)	any jurisdiction within Canada, Australia or the U.S.A.;

(b)	any jurisdiction which at the date of this Agreement is within the European Economic Area;

(c)	Labuan;

(d)	Bermuda;

(e)	Singapore;

(f)	Poland; and

(g)	Switzerland,

or any other jurisdiction approved by all the Lenders.

Availability Period means the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date.

Bank means any legal entity which is recognised as such by the banking laws in force in its country of incorporation and which exercises as its main purpose a true banking activity, having personnel, premises and communication devices of its own.

Borrower means an Original Borrower or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 28.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day; and

(c)	in relation to the date for the issue of a Letter of Credit the place of the office of the Facility Agent through which the Letter of Credit is to be issued.

Commitment means a Tranche A Commitment, a Tranche B Commitment or both as the context so requires.

Company Custodian Account means each of the following accounts of the Company with the Custodian:

(a)	account number CVZF0001002;

(b)	account number CVZF0006002;

(c)	account number CVZF0008002;

(d)	account number CVZF0540072;

(e)	account number CVZF5008522; and

(f)	account number CVZ0011002,

the accounts referred to in paragraphs (a) to (e) above being the Existing Company Custodian Accounts.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenant.

Confirming Bank means an NAIC Approved Bank which confirms Letters of Credit on behalf of a Lender or the Fronting Bank under a Confirming Bank Agreement entered into by it with that Lender or Fronting Bank.

Confirming Bank Agreement means an agreement, the terms of which comply with the criteria specified in Schedule 10 (Minimum criteria for Confirming Bank Agreement) and are approved by the Company (acting reasonably), and which is entered into by the Facility Agent, the relevant Lender or Fronting Bank and a Confirming Bank.

Converium Deutschland Accounts means Converium Deutschland’s account with the Custodian number CVDF2003902 and CVDF2003002.

Converium Group means Holding and its Subsidiaries.

Credit means a Loan or a Letter of Credit.

Custodian means ABN AMRO Mellon Securities Services B.V.

Custodian Account means each Company Custodian Account and each Converium Deutschland Account.

Custodian Account Pledge means a security agreement between the Company and the Facility Agent and a security agreement between Converium Deutschland and the Facility Agent, delivered under Schedule 2 (Conditions Precedent Documents) relating to the Company’s and Converium Deutschland’s rights against the Custodian with respect to each Custodian Account and the securities standing to the credit of each Custodian Account.

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Eligible Securities means any bonds or debt securities denominated in either US Dollars, euro or sterling which have been issued or guaranteed by a sovereign government from within zone A of the OECD and which have a credit rating of AA by S&P or Aa2 by Moody’s (or, where there is a credit rating in respect of those obligations from each such rating agency, a credit rating of AA and Aa2 respectively).

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Central European time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 23 (Default).

Evergreen Letter of Credit means a Letter of Credit which is, by its terms, automatically renewed or extended on its expiry date unless cancelled.

Existing Facility means the US$900,000,000 Credit Facility dated 24th July, 2003 between, amongst others, the Company, the Lenders (as defined therein) and ABN AMRO Bank N.V. as facility agent.

Existing Letter of Credit means a Non Fronted Existing Letter of Credit or a Fronted Existing Letter of Credit or both as the context so requires.

Facility means a credit facility made available under this Agreement as more fully described in Clause 2.1 (Facilities).

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement (or, as the case may be, that Lender’s relevant Affiliate acting in accordance with Clause 2.4 (Affiliate Facility Offices)).

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the date which is three years after the date of this Agreement or, if that is not a Business Day, the immediately preceding Business Day.

Finance Document means:

(a)	this Agreement;

(b)	a Security Document;

(c)	a Fee Letter;

(d)	a Transfer Certificate;

(e)	an Accession Agreement; or

(f)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with GAAP;

(f)	receivables sold or discounted (unless on a non-recourse basis);

(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

Fronted Existing Letter of Credit means each letter of credit identified as such in the Schedule of Existing Letters of Credit.

GAAP means generally accepted accounting principles in the U.S.A.

Group means the Company and its Subsidiaries.

Holding means Converium Holding AG.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

IBOR means LIBOR or EURIBOR.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Insurance Arrangement means any contract or agreement of insurance or reinsurance, including any surety bond, contingent capital arrangement, insurance or reinsurance securitization transaction and any other arrangement having a similar economic effect that is entered into in the course of the underwriting business of a member of the Converium Group whether as cedant, reinsurer or otherwise and which constitutes, for the purpose of the laws or regulations to which the Converium Group is subject in any Approved Jurisdiction, insurance or reinsurance business.

LC Commission means the rate determined in accordance with Schedule 12 (Applicable Margin/LC Commission).

LC Series has the meaning given to it in Clause 5.4(c) (Issue of Letter of Credit).

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

Letter of Credit means a Multiple Lender Letter of Credit, a Single Lender Letter of Credit, an Existing Letter of Credit or all of them, as the context so requires.

LIBOR means for a Term of any Loan or overdue amount in a currency other than euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Credits and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Credits and the undrawn Commitments of all the Lenders;

(b)	if there is no Credit then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

For the purposes of this definition, the share in outstanding Credits or, as the case may be, Commitment of each Lender shall be deemed to comprise a number of distinct shares in outstanding Credits or, as the case may be, Commitments (corresponding to the number of Sub-participations entered into by that Lender and in amounts corresponding to the amounts of such participations). The Parties agree that each Lender shall be entitled to notify the Facility Agent of each of its Sub-participant’s directions and that Majority Lenders shall be determined accordingly.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means the rate determined in accordance with Schedule 12 (Applicable Margin/LC Commission).

Material Adverse Effect means a material adverse effect on:

(a)	the business, condition, (financial or otherwise), performance, assets or operations of the Group as a whole resulting in any of the foregoing being worse than they are on the date of this Agreement;

(b)	the ability of any Obligor to perform its payment obligations or other material obligations under any Finance Document (including, without limitation, the ability of the Company to comply with Clause 21 (Financial Covenant));

(c)	the validity or enforceability of any Finance Document; or

(d)	any right or remedy of a Finance Party in respect of a Finance Document.

Material Group means each Obligor and each Material Subsidiary.

Material Subsidiary means, at any time, a Subsidiary of the Company whose gross assets or pre-tax profits (consolidated in the case of a Subsidiary which itself has Subsidiaries) then equal or exceed 10 per cent. of the gross assets or pre-tax profits of the Group.

For this purpose:

(a)	the gross assets or pre-tax profits of a Subsidiary of the Company will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c)	the gross assets or pre-tax profits of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Maturity Date means the last day of the Term of a Letter of Credit or a Loan.

Multiple Lender Letter of Credit means a standby letter of credit, substantially in the form set out in Schedule 9 Part 1 (Form of Multiple Lender Letter of Credit) together with such amendments requested by a Borrower and agreed by the Facility Agent which would not, in the opinion of the Facility Agent, substantively alter the nature or amount of any Lender’s liability thereunder as the Facility Agent may agree.

NAIC means The National Association of Insurance Commissioners.

NAIC Approved Bank means, at any time, a bank named on the then current list approved by NAIC.

Non-Fronted Existing Letters of Credit means each letter of credit identified as such in the Schedule of Existing Letters of Credit.

Obligor means a Borrower or the Company.

Original Borrower means the Company, Converium Deutschland and Converium UK.

Original Financial Statements means the audited consolidated financial statements of Holding for the year ended 31st December, 2003.

Original Obligor means the Company or an Original Borrower.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Reorganisation means an amalgamation, demerger, merger or reorganisation (a Reorganisation) between members of the Group which would not reasonably be expected to result in an Event of Default and, where the Reorganisation involves an Obligor:

(a)	either:

(i)	that Obligor is the surviving entity and remains responsible for all of its obligations under the Finance Documents; or

(ii)	if the surviving entity is not that Obligor, the Facility Agent has first received legal opinions from external counsel addressed to the Finance Parties, in form and substance satisfactory to the Facility Agent (acting reasonably), confirming that the surviving entity will accede to the obligations of the Obligor under the Finance Documents in full upon the Reorganisation taking effect; and

(b)	the Reorganisation taking effect would not reasonably be expected to have a Material Adverse Effect.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment with respect to that Facility bears to the Total Commitments for that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Credits (if any) bears to all the Credits;

(ii)	if there is no Credit outstanding on that date, the proportion which the aggregate of its Commitments bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which the aggregate of its Commitments bore to the Total Commitments immediately before being cancelled.

Rate Fixing Day means:

(a)	the first day of a Term for a Loan denominated in sterling;

(b)	the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro); or

(c)	the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the Facility Agent, Barclays Bank PLC and Commerzbank Aktiengesellschaft and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Repeating Representations means the representations which are deemed to be repeated under Clause 19.20 (Times for making representations).

Request means a request for a Credit, substantially in the form of Schedule 3 (Form of Request) or such other form (including an electronic form) as the Facility Agent may agree.

Required Collateral in respect of a Credit means:

(a)	Eligible Securities denominated in the same currency as that Credit with a market value (as determined by the Facility Agent (acting reasonably)) of at least 111 per cent. of the outstanding amount of that Credit (or any part of that amount for which those Eligible Securities are taken into account);

(b)	Eligible Securities denominated in a currency other than the currency of that Credit with a market value (as determined by the Facility Agent (acting reasonably)) of at least 115 per cent. of the outstanding amount of that Credit (or any part of that amount for which those Eligible Securities are taken into account) notionally converted into the currency of those Eligible Securities at the relevant Agent’s Spot Rate of Exchange on any day the Required Collateral is calculated or is required to be delivered, and for the purposes of this definition:

(i)	where a determination is made of whether there is Required Collateral in the Custodian Accounts in respect of a Credit borrowed or to be borrowed by a Borrower other than Converium Deutschland, the Eligible Securities in the Converium Deutschland Account shall be ignored; and

(ii)	prior to the date on which the Facility Agent has received confirmation from the facility agent with respect to the Existing Facility that the security taken with respect to the Existing Company Custodian Accounts has been discharged, the Eligible Securities in the Existing Company Custodian Accounts shall be ignored.

Schedule of Existing Letters of Credit means a completed schedule substantially in the form of Schedule 11 (Schedule of Existing Letters of Credit).

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (acting reasonably) may specify another page or service displaying the appropriate rate.

SEC means the United States Securities and Exchange Commission.

Security Document means:

(a)	each Custodian Account Pledge; and

(b)	any security agreement entered into by an Obligor and the Facility Agent or a Lender in connection with cash cover (as defined in Clause 7.1).

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Single Lender Letter of Credit means a standby letter of credit, substantially in the form set out in Part 2 of Schedule 9Part 2 (Form of Single Lender Letter of Credit) together with such amendments requested by a Borrower and agreed by the Facility Agent as would not, in the opinion of the Facility Agent, substantively alter the nature or amount of a Lender’s liability thereunder.

S&P means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.

sterling means the lawful currency for the time being of the United Kingdom.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and policies of the entity whether through the ownership of voting capital or similar rights of ownership, by contract or otherwise.

Sub-participant means any person with whom a Lender enters into a Sub-participation.

Sub-participation means any form of participation agreement entered into by a Lender with respect to this Agreement where such agreement relates to US$10,000,000 (or its equivalent) or more of that Lender’s Commitment and/or share in the outstanding Credits.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement:

(a)	by reference to which interest on a Loan or an overdue amount is calculated; or

(b)	for which the Lenders may be under a liability under a Letter of Credit (for these purposes, the expiry date of an Evergreen Letter of Credit is the date on which it will first expire if a notice of renewal is given).

Total Commitments means the Tranche A Total Commitments, the Tranche B Total Commitments or both as the context so requires.

Tranche A has the meaning given it in Clause 2.1 (Facilities).

Tranche A Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Tranche A Commitments and the amount of any other Tranche A Commitment it acquires; and

(b)	for any other Lender, the amount of any Tranche A Commitment it acquires,

Tranche A Total Commitments means the aggregate of the Tranche A Commitments of all the Lenders.

Tranche B has the meaning given it in Clause 2.1 (Facilities).

Tranche B Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Tranche B Commitments and the amount of any other Tranche B Commitment it acquires; and

(b)	for any other Lender, the amount of any Tranche B Commitment it acquires.

Tranche B Total Commitments means the aggregate of the Tranche B Commitments of all the Lenders.

Commitment means a Tranche A Commitment, a Tranche B Commitment or both as the context so requires.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

U.S.A. means the United States of America.

Utilisation Date means each date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(vii)	a regulation includes any regulation, rule, official directive, request or guideline (when used in relation to a Finance Party, whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(ix)	a Default being outstanding means that it has not been remedied or waived;

(x)	a wholly-owned subsidiary of a person shall be construed as a reference to any company or corporation which has no shareholders except that person and that person’s wholly-owned subsidiaries (save by reason of directors holding qualifying shares or another person or persons holding an immaterial amount of shares, in each case as required by law);

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended;

(xv)	a time of day is a reference to London time (unless otherwise stated); and

(xvi)	Barclays Capital is a reference to the investment banking division of Barclays Bank PLC and shall be construed as a reference to Barclays Bank PLC.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	an amount in euro is payable only in the euro unit;

(iii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement unless otherwise specifically provided therein; and

(iv)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	References to Lenders, the share or participation of a Lender in a Credit or the utilisation of the Facility, a Lender paying a claim under a Letter of Credit or a Lender authorising the Facility Agent to issue a Letter of Credit and other relevant expressions in the Finance Documents shall be read in the light of Clause 2.4 (Affiliate Facility Offices).

(f)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY

2.1	Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	a letter of credit facility in an aggregate amount equal to the Tranche A Total Commitments (the Tranche A Facility); and

(b)	a revolving credit facility in an aggregate amount equal to the Tranche B Total Commitments (the Tranche B Facility).

2.2	Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

This Subclause shall not operate so as to limit the liability of any Lender to the Obligors as a result of a failure by that Lender to perform its obligations under the Finance Documents or any Letter of Credit.

2.3	Nature of an Obligor’s rights and obligations

Unless otherwise agreed by all the Obligors:

(a)	the obligations of each Obligor (other than the Company) are several; and

(b)	no Obligor (other than the Company) is responsible for the obligations of any other Obligor under the Finance Documents.

This Subclause shall not prejudice or limit the rights of any Finance Party to exercise or enforce its rights under the Finance Documents with respect to a Default against any Obligor, irrespective of whether that Default has arisen in relation to the Obligor against which the Finance Party is seeking to enforce or exercise those rights.

2.4	Affiliate Facility Offices

(a)	The Affiliate (if any) of a Lender appearing under the name of that Lender in Schedule 1 (Original Parties) or, as the case may be, referred to in a Transfer Certificate, shall act as that Lender’s Facility Office for the purpose of participating in Letters of Credit.

(b)	The Affiliate of a Lender referred to in paragraph (a) shall not have any Commitment, but shall be entitled to all rights and benefits under the Finance Documents relating to its participation in Letters of Credit, and shall have the corresponding duties of a Lender in relation thereto, and is a Party to this Agreement for those purposes.

(c)	A Lender which has an Affiliate appearing under its name in Schedule 1 (Original Parties), or, as the case may be, in a Transfer Certificate, will:

(i)	so long as the relevant Affiliate is able to do so, procure, subject to the terms of this Agreement, that the Affiliate participates in Letters of Credit and the payment of any claim under any Letter of Credit in place of that Lender; and

(ii)	remain liable for the relevant obligations under the Finance Documents in the event that the Affiliate fails to perform them.

2.5	Facility limits

A Lender shall not be obliged to issue or participate in any Credit if as a result a Lender’s share in the outstanding Credits, aggregated with its share in the Existing Letters of Credit under the Existing Facility would exceed its Commitment.

3.	PURPOSE

3.1	Letters of Credit

Each Letter of Credit may only be issued for the general corporate purposes of the Group, provided that aggregate principal amount of outstanding Letters of Credit issued for purposes other than the collateralisation of claims arising under transactions which constitute, for the purpose of the laws or regulations to which the Group is subject in any Approved Jurisdiction, reinsurance business shall not at any time exceed an amount equal to 10 per cent, of the then Tranche A Total Commitments.

3.2	Loans

Each Loan may only be used for the general corporate purposes of the Group (including, without limitation, the payment of amounts due from the Borrowers under Clause 7.4 (Indemnities)).

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the purposes for which any Letter of Credit or Loan is applied.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be acted upon by the Facility Agent until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Credit are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Credit:

(a)	the Repeating Representations are correct in all material respects;

(b)	no Default is outstanding or would result from the Credit; and

(c)	the Facility Agent is satisfied that Required Collateral is standing to the credit of the Custodian Accounts in respect of the requested Credit and all other Credits which are then outstanding.

5.	UTILISATION — LETTERS OF CREDIT

5.1	Giving of Requests

(a)	A Borrower may request a Letter of Credit to be issued by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 10.00 a.m. (Central European time) five Business Days before the proposed Utilisation Date.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Letter of Credit will not be regarded as being duly completed unless:

(a)	it identifies the Borrower that is the applicant in respect of the Letter of Credit;

(b)	it specifies that it is for Letters of Credit;

(c)	the Utilisation Date is a Business Day falling within the Availability Period;

(d)	the amount of the Letter of Credit requested is:

(i)	(other than in the case of a Letter of Credit issued in replacement of an Existing Letter of Credit and any subsequent replacements thereof) a minimum of US$10,000 or such other amount as the Facility Agent and the Company may agree; or

(ii)	not more than the maximum undrawn amount available under the Facility on the proposed Utilisation Date;

(e)	the proposed currency complies with this Agreement;

(f)	it specifies the proposed beneficiary, which is operating in an Approved Jurisdiction and it identifies whether it is for a Multiple Lender Letter of Credit or a Single Lender Letters of Credit;

(g)	the form of Letter of Credit is attached;

(h)	the expiry date of the Letter of Credit (or each Letter of Credit in the LC Series) falls on or before the earlier of:

(i)	31st December, 2007 (without prejudice to Clause 9.1 (Repayment of Letters of Credit)); and

(ii)	the date falling 364 days after the proposed Utilisation Date; and

(i)	the delivery instructions for the Letter of Credit are specified.

Other than in relation to a Request for the Fronted Existing Letters of Credit, only one Letter of Credit (or one LC Series) may be requested in a Request.

5.3	Renewals

The Facility Agent will not cancel, or give a notice of non renewal in relation to an Evergreen Letter of Credit unless:

(a)	the Borrower in respect of that Letter of Credit has requested the Facility Agent to do so by no later than the third Business Day before the last day on which the Facility Agent can, under the terms of that Letter of Credit, give a notice of cancellation or non-renewal;

(b)	a Default is outstanding or would result from the renewal or extension of that Letter of Credit or a notice has been given by the Facility Agent under Clause 10.2(c) (Mandatory prepayment — change of control) or Clause 23.14 (Acceleration);

(c)	it would be unlawful for the Lenders in any jurisdiction to continue to make that Letter of Credit available;

(d)	it is required to do so pursuant to Clause 34.4 (Loss sharing); or

(e)	the expiry date of that Letter of Credit would, if renewed or extended, fall after 31st December, 2007.

5.4	Issue of Letter of Credit

(a)	Save with respect to the Fronted Existing Letters of Credit and subject to paragraph (b), each Letter of Credit issued will be a Multiple Lender Letter of Credit.

(b)	If a Borrower notifies the Facility Agent in a Request that a beneficiary will not accept a Multiple Lender Letter of Credit, the Facility Agent shall (subject to subparagraph (ii) below) instead issue to that beneficiary in accordance with this Clause 5, Single Lender Letters of Credit with an aggregate amount equal to the Multiple Lender Letter of Credit which would otherwise have been issued (provided that that beneficiary has first returned to the Facility Agent and cancelled any Multiple Lender Letter of Credit issued to it in substitution for which the Single Lender Letters of Credit are to be issued).

(c)	Each set of Single Lender Letters of Credit issued instead of a Multiple Lender Letter of Credit to a beneficiary pursuant to paragraph (b) is an LC Series. References in Clause 5.2(d) to a minimum amount for a Letter of Credit shall refer to the aggregate amount of the Single Lender Letters of Credit in the same LC Series. The aggregate amount of Single Lender Letters of Credit and Loans made in connection therewith shall not at any time exceed US$250,000,000 (or its equivalent).

(d)	The first Request delivered by the Borrower must relate to the Fronted Existing Letters of Credit. Other than in the case of the first Request, the Facility Agent must promptly notify each Lender of:

(i)	the details of the requested Letter of Credit;

(ii)	whether the Letter of Credit is a Multiple Lender of Credit or a Single Lender Letter of Credit;

(iii)	in the case of a Multiple Lender Letter of Credit, the amount of each Lender’s share of that Letter of Credit; and

(iv)	in the case of a Single Lender Letter of Credit, the amount of that Letter of Credit and the aggregate amount of the Letters of Credit in the same LC Series.

(e)	The amount of each Lender’s share in a Multiple Lender Letter of Credit will be its Pro Rata Share on the proposed Utilisation Date. The amount of each Lender’s Single Lender Letter of Credit will be its Pro Rata Share of the aggregate amount of all the Single Lender Letters of Credit in the same LC Series on the proposed Utilisation Date. Where a Lender is not able to participate in a Multiple Lender Letter of Credit or have issued on its behalf a Single Lender Letter of Credit by reason of it not being an NAIC Approved Bank and not having entered into a Confirming Bank Agreement, the Commitment of that Lender shall be ignored for the purposes of the definition of Total Commitments and the calculation of each other Lender’s Pro Rata Share in connection with that Letter of Credit or the relevant LC Series.

(f)	The amount of each Lender’s share in a Fronted Existing Letter of Credit will be its Pro Rata Share on the proposed Utilisation Date.

(g)	No Lender is obliged to participate in any Letter of Credit (and the Facility Agent shall not issue any Letter of Credit on its behalf) if as a result:

(i)	a Lender’s share in the outstanding Letters of Credit (including, for the avoidance of doubt and without limitation, any Letters of Credit in respect of which cash cover or Required Collateral has been provided) would exceed its Tranche A Commitment; or

(ii)	the outstanding Letters of Credit (including, for the avoidance of doubt and without limitation, any Letters of Credit in respect of which cash cover or Required Collateral has been provided) would exceed the Tranche A Total Commitment.

(h)	If the conditions set out in this Agreement have been met:

(i)	in the case of a Multiple Lender Letter of Credit, the Facility Agent must issue the Letter of Credit on behalf of the Lenders severally in their Pro Rata Shares on the Utilisation Date;

(ii)	in the case of Single Lender Letters of Credit, the Facility Agent must issue a Letter of Credit on behalf of each Lender in the amount determined in accordance with paragraph (e); or

(iii)	in the case of an Fronted Existing Letter of Credit, on the Utilisation Date:

(A)	the Fronted Existing Letter of Credit will be treated for all purposes as having been issued under this Agreement; and

(B)	each Lender which is also a participant in the Existing Facility shall be discharged from their indemnity obligations to the Fronting Bank thereunder with respect to the Fronted Existing Letters of Credit.

(i)	Each Lender irrevocably authorises the Facility Agent to issue and sign Letters of Credit in its name and on its behalf in accordance with this Subclause. Promptly upon the Facility Agent’s request, each Lender will deliver to the Facility Agent such powers of attorney or other evidence of authority as the Facility Agent or any beneficiary of a Letter of Credit may request in connection with the Facility Agent’s authority to issue any Letter of Credit.

5.5	Loss of NAIC approval or resignation

(a)	If a Lender ceases after the date of this Agreement to be an NAIC Approved Bank (in this Clause 5.5, an Affected Lender, it must promptly inform the Company and the Facility Agent of this fact.

(b)	If there is an Affected Lender, it must (acting in good faith) consult with the Company for a period not exceeding five Business Days as to the course of action to be taken, which will be one of those set out in paragraphs (c) and (d) below.

(c)	If the course of action is for the obligations of an Affected Lender under Letters of Credit to be confirmed by a Confirming Bank:

(i)	the Affected Lender must, in consultation with the Company for a period not exceeding 20 Business Days, seek (acting in good faith) to invite other financial institutions that are NAIC Approved Banks to become a Confirming Bank in respect of the obligations of the Affected Lender under any outstanding Letters of Credit and any Letters of Credit that are subsequently to be issued;

(ii)	the Facility Agent must promptly notify the Company of any Confirming Bank Agreement;

(iii)	the Affected Lender must notify the Facility Agent (for the Company) of any relevant matter relating to the Confirming Bank Agreement of which it is notified; and

(iv)	unless the Affected Lender has ceased to be an NAIC Approved Bank by reason of its own default or negligence the Company must reimburse the Affected Lender for:

(A)	any reasonably incurred cost (including legal fees) of preparation and execution of the Confirming Bank Agreement; and

(B)	any fees payable by it to the Confirming Bank under the Confirming Bank Agreement.

(d)	If the course of action is for a new Lender to be sought, the Affected Lender must, in consultation with the Company for a period not exceeding 20 Business Days, seek (acting in good faith) to invite other financial institutions that are NAIC Approved Banks to become a Lender in place of the Affected Lender in accordance with Clause 31 (Changes to the Parties) (provided that nothing in this paragraph (d) shall have the effect of requiring an Affected Lender to effect any below par transfer of its participation in this Agreement).

(e)	An Affected Party’s obligation under paragraph (c), (d) or (e) to co-operate with the Company in seeking to invite institutions consists only of assisting the Company in identifying banks to invite and preparing and despatching the invitations.

(f)	The Fronting Bank undertakes to promptly apply each year to renew its status as an NAIC Approved Bank.

6.	UTILISATION — LOANS

6.1	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 10.00 a.m. (Central European time) one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

6.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:

(i)	a minimum of US$10,000,000 or its equivalent in accordance with Clause 8 (Optional Currencies) and an integral multiple of US$5,000,000 (or its equivalent in accordance with Clause 8 to the nearest 1,000,000 units of the relevant currency); or

(ii)	the maximum undrawn amount available under the Facility on the proposed Utilisation date; or

(iii)	such other amount as the Facility Agent may agree; and

(c)	the proposed Term and currency complies with this Agreement.

Only one Loan may be requested in a Request.

6.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of each Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Tranche B Commitment; or

(ii)	the Loans would exceed the Tranche B Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

7.	LETTERS OF CREDIT

7.1	General

(a)	A Letter of Credit is repaid or prepaid if:

(i)	a Borrower provides cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit is reduced in accordance with its terms;

(iii)	(in the case of a Multiple Lender Letter of Credit or a Single Letter of Credit) the Facility Agent is satisfied that no Lender has any further liability under that Letter of Credit; or

(iv)	(in the case of a Fronting Existing Letter of Credit) the Fronting Bank is satisfied that it has no further liability under that Letter of Credit.

The amount by which a Letter of Credit is repaid or prepaid under subparagraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(b)	If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit must repay or prepay that amount immediately.

(c)	Cash cover is provided for a Letter of Credit if a Borrower or the Company on its behalf pays an amount in the currency of the Letter of Credit to an account with a Finance Party specified by that Finance Party in the name of the Borrower and the following conditions are met:

(i)	the account is with the Facility Agent (if, subject as provided below, the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(ii)	until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under that Letter of Credit or this Clause; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Facility Agent or the relevant Lender (in each case acting reasonably), creating a first ranking security interest over that account.

Where cash cover is to be provided to all the Lenders, a Lender may require its portion of the cash cover to be paid into its account (which account shall be in the name of the Borrower) instead of an account with the Facility Agent. The account will in all cases be an interest bearing account (and the interest will be for the account of the relevant Borrower) except in the case of cash cover provided or held after the Facility Agent has given a notice under Clause 23.14 (Acceleration). In determining whether a Letter of Credit has been repaid or prepaid by the provision of cash cover, any Security comprised by Eligible Securities shall be ignored.

(d)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

7.2	Fees in respect of Letters of Credit

(a)	Each Borrower must pay to the Facility Agent for each Lender commission computed at the rate of the LC Commission on the US Dollar Amount (as defined in Clause 8 (Optional Currencies)) of each outstanding Letter of Credit requested by it (irrespective of whether or not cash cover has been provided for a Letter of Credit) for the period from the issue of that Letter of Credit until its Maturity Date. The LC Commission will be distributed by the Facility

Agent according to each Lender’s Pro Rata Share in each Letter of Credit, adjusted to reflect any assignment or transfer to or by that Lender.

(b)	Accrued LC Commission is payable quarterly in arrear with respect to each period ending on 31st March, 30th June, 30th September and 31st December and shall be paid by the Borrowers within five Business Days of the Facility Agent notifying the Company of the amount due.

(c)	Accrued LC Commission is also payable to the Facility Agent on the Maturity Date for that Letter of Credit and on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the participation of that Lender in the Letters of Credit is prepaid or repaid in full.

7.3	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises each Lender, the Fronting Bank and the Facility Agent to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower and which appears on its face to be in order (a claim). Each Lender irrevocably and unconditionally authorises the Facility Agent to pay any claim.

(b)	(i)	The Fronting Bank must promptly notify the Facility Agent (which will promptly notify the relevant Borrower) of its receipt of a claim and of the amount of and date for payment.

	(ii)	In the case of a Multiple Lender Letter of Credit or a Single Lender Letter of Credit, the Facility Agent shall promptly notify each Lender participating in that Multiple Lender Letter of Credit or the relevant Lender in that Single Lender Letter of Credit and the relevant Borrower of the details of any claim, the date the claim is due to be paid (the claim payment date) and (in the case of a Multiple Lender Letter of Credit) the amount of each Lender’s share in that claim. The amount of each such Lender’s share of a claim under a Multiple Lender Letter of Credit will be its Pro Rata Share on the Utilisation Date of the relevant Letter of Credit. Subject to paragraph (c) below, each such Lender must pay its share in the claim (or the amount of the claim in the case of a Single Lender Letter of Credit) to the Facility Agent through its Facility Office on the claim payment date for payment by the Facility Agent of the claim.

(c)	Each Borrower must immediately on demand pay to the Facility Agent for the relevant Lenders or the Fronting Bank (as applicable) an amount equal to the amount of any claim.

(d)	Each Borrower acknowledges that:

(i)	none of the Lenders, the Facility Agent or the Fronting Bank is obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	the Facility Agent and each Lender and the Fronting Bank deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of a Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuiness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(f)	References in this Subclause to a Lender or the Fronting Bank paying an amount consequent on and in accordance with a claim under a Letter of Credit shall be construed so as to include a Lender or the Fronting Bank making a payment under a Confirming Bank Agreement to which it is party to reimburse another bank or financial institution which has itself made a payment in respect of the relevant claim.

7.4	Indemnities

(a)	Without prejudice to Clause 7.3(c) a Borrower must immediately on demand indemnify each Lender and the Fronting Bank against any loss or liability which the Lender or the Fronting Bank incurs under or in connection with:

(i)	any Letter of Credit requested by that Borrower; and

(ii)	any claim,

except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Lender or the Fronting Bank.

(b)	Without prejudice to Clause 7.3(c), each Lender must immediately on demand indemnify the Fronting Bank against its share of any loss or liability which the Fronting Bank incurs under or in connection with any Letter of Credit or any claim except to the extent that the Borrowers have reimbursed the Fronting Bank in respect of that loss or liability or that loss or liability is caused by the gross negligence or wilful misconduct of the Fronting Bank.

(c)	A Lender’s share of the liability or loss referred to in subparagraph (b) above will be its Pro Rata Share of the relevant Letter of Credit on the Utilisation Date.

(d)	The relevant Borrower must immediately on demand reimburse any Lender for any payment it makes to the Fronting Bank under this Subclause.

(e)	The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Finance Document, any Letter of Credit or any other document or security; or

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security.

7.5	Rights of contribution

No Borrower will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

7.6	Acceptably Rated Institutions

(a)	If any Lender becomes aware that it is not an Acceptably Rated Institution, it must promptly notify the Facility Agent. The Facility Agent shall promptly notify the Fronting Banks accordingly.

(b)	At any time while a Lender is not an Acceptably Rated Institution, it must within 10 Business Days of demand by the Fronting Bank ensure that there are provided, to the Fronting Bank, Lender Security or Lender LCs in an aggregate amount which, in respect of each currency in which a Fronting Existing Letter of Credit is outstanding, is not less than the Lender’s contingent obligations to the Fronting Bank under Clause 7.4 (Indemnities) in respect of all outstanding Fronted Existing Letters of Credit denominated in that currency.

(c)	(i)	If a Lender becomes aware that the issuer of a Lender LC (an Unacceptable Issuer) issued at the request of that Lender is not an Acceptably Rated Institution, it must promptly notify the Facility Agent and the Fronting Bank.

	(ii)	Within 10 Business Days of request by the Fronting Bank which is the beneficiary of a Lender LC issued by an Unacceptable Issuer, the relevant Lender must provide to the Fronting Bank replacement Lender LCs or Lender Security in an aggregate amount not less than the aggregate amount of Lender LCs issued to the Fronting Bank by that Unacceptable Issuer.

(d)	The Fronting Bank must, promptly upon request by the relevant Lender, release any Lender Security and/or Lender LC provided by that Lender:

(i)	if the Lender becomes an Acceptably Rated Institution; or

(ii)	if and to the extent that the aggregate amount of the Lender Security and/or Lender LCs provided by that Lender to the Fronting Bank exceeds, in respect of any currency, the Lender’s contingent obligations to the Fronting Bank under Clause 7.4 (Indemnities) in respect of all outstanding Fronted Existing Letters of Credit denominated in that currency.

(e)	Lender Security is provided by a Lender to the Fronting Bank if:

(i)	the Lender deposits with the Fronting Bank cash denominated in US Dollars, euro and/or the currency of any other country being a current member of the European Union; and

(ii)	the Lender enters into a security document in respect of those assets:

(A)	in favour of the Fronting Bank;

(B)	securing the obligations of the Lender to the Fronting Bank under Clause 7.4 (Indemnities); and

(C)	in a form acceptable to the Fronting Bank (acting reasonably).

(f)	A Lender LC is provided by a Lender to the Fronting Bank if a letter of credit is issued:

(i)	by an Acceptably Rated Institution;

(ii)	in favour of the Fronting Bank;

(iii)	which can be drawn by the Fronting Bank to meet the obligations of the Lender to the Fronting Bank under Clause 7.4 (Indemnities); and

(iv)	in a form acceptable to the Fronting Bank (acting reasonably).

The value of a Lender LC is the maximum principal amount which may be drawn under the Lender LC.

(g)	If the Fronting Bank holds Lender Security it shall pay interest on any cash held at a reasonable commercial rate. Any interest or other income arising on or in respect of any Lender Security shall be for the account of the Lender providing that Lender Security and, if received by the Fronting Bank, shall be paid promptly by the Fronting Bank to the relevant Lender.

(h)	The Fronting Bank may only make demand under a Lender LC if the relevant Lender has failed to comply with its obligations to the Fronting Bank under Clause 7.4 (Indemnities).

8.	OPTIONAL CURRENCIES

8.1	General

In this Clause:

US Dollar Amount of a Credit or part of a Credit means:

(a)	if the Credit is denominated in US Dollars, its amount;

(b)	if the Credit is a Loan denominated in an Optional Currency, its equivalent in US Dollars (determined in accordance with Clause 8.3(c)) if it had first been drawn down and had remained denominated in US Dollars, adjusted to reflect any repayment, prepayment, consolidation or splitting of that Loan; or

(c)	if the Credit is a Letter of Credit denominated in an Optional Currency, its equivalent in US Dollars calculated on the basis of the Agent’s Spot Rate of Exchange three Business Days before the Utilisation Date for that Letter of Credit, as adjusted in accordance with Clause 8.7 (Letters of Credit in Optional Currency) at three monthly intervals.

Optional Currency means any currency (other than US Dollars) in which a Credit may be denominated under this Agreement.

8.2	Selection

(a)	A Borrower must select the currency of a Credit in its Request.

(b)	The amount of a Letter of Credit requested in an Optional Currency must be:

(i)	(other than in the case of a Letter of Credit issued in replacement of an Existing Letter of Credit and any subsequent replacements thereof) a minimum amount of the equivalent of US$25,000 or such other amount as the Facility Agent and the Company may agree (and in the case of Single Lender Letters of Credit, references in this paragraph (i) to a minimum amount for a Letter of Credit shall refer to the aggregate amount of the Single Lender Letters of Credit in the same LC Series); or

(ii)	in relation to a Letter of Credit issued to replace an Existing Letter of Credit and any other replacements of Letters of Credit, the amount of the Letter of Credit replaced.

(c)	The amount of a Loan requested in an Optional Currency must comply with Clause 6.2 (Completion of Requests).

(d)	Unless the Facility Agent otherwise agrees, the Credits may not be denominated at any one time in more than six currencies.

8.3	Conditions relating to Optional Currencies

(a)	A Credit may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into US Dollars in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

(ii)	that Optional Currency is Australian Dollars, Canadian Dollars, euro, Singapore Dollars, sterling or Swiss Francs or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Credit in that currency.

(c)	When a Loan is drawn down in an Optional Currency, the amount of the Loan in that Optional Currency will be its US Dollar Amount notionally converted into that Optional Currency at the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for the Term of that Loan.

8.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in US Dollars; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in US Dollars during that Term.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

8.5	Optional Currency equivalents

(a)	The equivalent in US Dollars of a Credit or part of a Credit in an Optional Currency for the purposes of calculating:

(i)	whether any limit under this Agreement has been exceeded;

(ii)	the amount of a Credit;

(iii)	the share of a Lender in a Credit;

(iv)	the amount of any repayment of a Credit; or

(v)	the undrawn amount of a Lender’s Commitment,

is its US Dollar Amount.

(b)	The rate of exchange to be used for calculating the amount in US Dollars of any repayment or prepayment of a Loan in an Optional Currency is that last used for determining the amount of that Loan in that Optional Currency.

8.6	Notification

The Facility Agent must notify the Lenders and the Company of the relevant US Dollar Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

8.7	Letters of Credit in Optional Currency

(a)	If a Letter of Credit is denominated in an Optional Currency, the Facility Agent must at three monthly intervals after the date of this Agreement, recalculate the US Dollar Amount of that Letter of Credit by notionally converting the outstanding amount of that Letter of Credit into US Dollars on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	Each Borrower must, if requested by the Facility Agent within five days of any calculation under paragraph (a) above, ensure that sufficient Credits are prepaid to prevent the US Dollar Amount of the Credits under the Facility exceeding an amount equal to 105 per cent. of the Total Commitments following any adjustment to a US Dollar Amount under paragraph (a) above.

9.	REPAYMENT

9.1	Repayment of Letters of Credit

Each Borrower must repay each Letter of Credit issued on its behalf in full on the earlier of its Maturity Date and the Final Maturity Date.

9.2	Repayment of Loans

Each Borrower must repay each Loan made to it in full on its Maturity Date.

10.	PREPAYMENT AND CANCELLATION

10.1	Mandatory prepayment — illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Credit.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)	the last day of the current Term of that Credit; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

10.2	Mandatory prepayment — change of control

(a)	For the purposes of this Clause:

a change of control occurs if:

(i)	any person (other than Holding) or group of persons acting in concert acquires control (directly or indirectly) of the Company or Holding ceases to own directly or indirectly more than 50 per cent. of the voting shares of the Company; or

(ii)	any Obligor (other than the Company) ceases to be a wholly-owned Subsidiary (directly or indirectly) of the Company;

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b)	The Company must promptly notify the Facility Agent (which shall promptly notify the Lenders) if it becomes aware of any change of control.

(c)	After a change of control, if the Majority Lenders so require the Facility Agent must, by notice to the Company:

(i)	cancel the Total Commitments;

(ii)	declare all outstanding Credits, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable; and

(iii)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable.

Any such notice will take effect in accordance with its terms.

10.3	Mandatory cancellation — run-off

(a)	The Total Commitments will be cancelled in full promptly upon the Group going into run-off.

(b)	Following a cancellation under paragraph (a):

(i)	the Obligors shall repay each Credit borrowed by it on its then applicable Maturity Date; and

(ii)	no further Credits may be borrowed (provided that Evergreen Letters of Credit will be allowed to renew subject to Clause 5.3 (Renewals)).

(c)	For the purpose of this Subclause, the Group goes in to run-off if (in the opinion of the Majority Lenders (acting reasonably)) it substantially ceases to write or accept reinsurance business.

(d)	The Company must promptly notify the Facility Agent of any decision by the Company which would result in the Group going in to run-off.

10.4	Voluntary prepayment

(a)	The Company may, by giving not less than three Business Days’ prior notice to the Facility Agent, prepay (or ensure that a Borrower prepays) any Loan at any time in whole or in part. Any prepayment in part shall be applied against the participation in that Loan of the relevant Lenders pro rata.

(b)	A prepayment of part of a Loan must be in a minimum amount of US$100,000, and an integral multiple, of US$25,000.

10.5	Automatic cancellation

The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

10.6	Voluntary cancellation

(a)	The Company may, by giving not less than 15 Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Tranche A Total Commitments and/or the Tranche B Total Commitments in whole or in part.

(b)	Partial cancellation of Total Commitments must be in a minimum amount of US$10,000,000 and an integral multiple of US$5,000,000.

(c)	Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

10.7	Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost or if a Lender ceases to be an NAIC Approved Bank, the Company may, while the requirement continues or following the relevant loss of approval, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay that Lender’s share in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be the last day of the current Term for that Credit or, if earlier, the date specified by the Company in its notification.

10.8	Re-borrowing

No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

10.9	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for its Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

11.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on its Maturity Date.

11.3	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must (unless prohibited from doing so by applicable law) immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to one month; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will, to the fullest extent permitted by applicable law, be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

11.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

12.	TERMS

12.1	Selection

(a)	Each Loan has one Term. Each Term for a Loan will start on its Utilisation Date.

(b)	A Borrower must select the Term for a Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Loan will be one two or three months’ or any other period agreed by the Company and all the Lenders.

12.2	No overrunning the Final Maturity Date

If a Term for a Loan would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

12.3	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

12.4	Notification

The Facility Agent must notify the relevant Borrower and the relevant Lenders of the duration of each Term promptly after ascertaining its duration.

13.	MARKET DISRUPTION

13.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

13.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 35 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

13.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

14.	TAXES

14.1	General

In this Clause:

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

14.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(i)	If a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(ii)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(iii)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(c)	An Obligor is not obliged to pay any additional amount under paragraph (c) above for the account of a Finance Party in respect of any Tax Deduction to the extent that the Tax Deduction would not have arisen but for the failure by that Finance Party to provide (within a reasonable period after being requested to do so by an Obligor or the Facility Agent) any form, certificate or other documentation (i) the provision of which would have relieved the Obligor from the relevant withholding obligation and (ii) which is within the power of such Finance Party to provide.

14.3	Tax indemnity

(a)	Except as provided below, each Obligor must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion and acting in good faith) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document from that Obligor.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

14.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion but acting in good faith) determines that:

(i)	a Tax Credit is attributable to that Tax Payment; and

(ii)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion but acting in good faith) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

(b)	Each Lender shall use its reasonable endeavours to determine whether it is entitled to receive a Tax Credit and, if it determines that it is, to obtain the same, unless to do so or attempt to do so might, in the reasonable opinion of the Lender, be in any way prejudicial to the Lender (provided that where a Lender claims a Tax Credit under this paragraph (b), the extent, order and manner in which it does so shall be in the absolute discretion of that Lender (acting in good faith)). No Lender shall be obliged to disclose any information regarding its tax affairs or computations to any other Party.

14.5	Stamp taxes

The Obligors must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate. Each Obligor’s liability for any amount due under this Clause shall be limited to the proportion of that amount which is equal to the proportion which the outstanding amount of all Letters of Credit in respect of which it is Borrower bears to the outstanding amount of all Letters of Credit. Where there are no Letters of Credit outstanding, the Company alone shall be liable for any amount due under this Clause.

14.6	Value added taxes

(a)	Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

14.7	Banks

(a)	Each Lender confirms, on the date it becomes a Lender, that it is a Bank.

(b)	If a Lender ceases to be a Bank it shall promptly notify the Facility Agent, which shall notify the Company. Thereafter that Lender shall use its reasonable endeavours to transfer its rights and obligations under this Agreement at par to a Bank in accordance with Clause 31 (Changes to the Parties).

15.	INCREASED COSTS

15.1	Increased Costs

(a)	Except as provided below in this Clause, each Obligor must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(ii)	compliance with any law or regulation,

made after the date of this Agreement.

(b)	Each Obligor’s liability for any amount due under this Clause shall be limited to the proportion of that amount which is equal to the proportion which the outstanding amount of all Letters of Credit in respect of which it is Borrower bears to the outstanding amount of all Letters of Credit. Where there are no Letters of Credit outstanding, the Company alone shall be liable for any amount due under this Clause.

15.2	Exceptions

An Obligor need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of a Finance Party or any of its Affiliates; or

(c)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

15.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Obligors concerned promptly of the circumstances giving rise to, and the amount of, the claim. Unless to do so would involve the disclosure of any information considered by the Finance Party to be commercially sensitive or confidential, a Finance Party’s notification under this paragraph (a) shall include calculations in reasonable detail evidencing the Increased Cost.

(b)	A Finance Party will not be able to make a claim for an Increased Cost under paragraph (a) above if it fails to notify the Company within six months’ of the date on which the individuals responsible for the administration of this Agreement within that Finance Party became aware of the circumstances giving rise to that Increased Cost.

16.	MITIGATION

16.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including changing its Facility Office or transferring its rights and obligations under the Finance Documents to an Affiliate or to another Bank (the new Bank) introduced by the Company provided such transfer is at par and the new Bank sub-participates in full in any outstanding Letters of Credit in which the Finance Party is participating.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all duly documented costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it (provided that the fact that a Finance Party will not receive any further remuneration under this Agreement after it ceases to be a Party shall not be considered prejudicial to it).

16.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	PAYMENTS

17.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

17.2	Funds

Payments under the Finance Documents to the Facility Agent, must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

17.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

17.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in US Dollars.

17.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

17.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

17.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

17.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Company irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Company under this

Clause will, to the fullest extent permitted by applicable law, continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4	Waiver of defences

The obligations of the Company under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

18.5	Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Company under this Clause.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Company under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause.

18.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

the Company will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Company’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor, in each case in respect of which any amount is or may be outstanding under the Finance Documents.

The Company must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

19.	REPRESENTATIONS

19.1	Representations

The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party.

19.2	Status

(a)	It is a stock corporation, duly organised and validly existing under the laws of the jurisdiction of its organisation.

(b)	It and each of its Subsidiaries which is a Material Subsidiary has the power to own its assets in all material respects and carry on its business substantially as it is being conducted on any day on which the representation in this paragraph (b) is made or deemed to be repeated.

19.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.4	Legal validity

Subject to any principles of law referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

19.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ which is a Material Subsidiary constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets where such conflict would reasonably be expected to have a Material Adverse Effect.

19.6	No default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which would reasonably be expected to have a Material Adverse Effect.

19.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is party have been obtained or effected (as appropriate) and are in full force and effect.

19.8	Financial statements

Its audited financial statements most recently delivered to the Facility Agent (and the Original Financial Statements):

(a)	have been prepared in accordance with:

(i)	(in the case of Holding) GAAP; or

(ii)	(in the case of an Obligor) accounting principles and practices generally accepted or (as applicable) required for insurance or reinsurance companies, in the jurisdiction of its incorporation or organisation, in each case consistently applied; and

(b)	present fairly in all material respects its or Holding’s financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

19.9	No material adverse change

As at the date of this Agreement, since the date to which the Original Financial Statements were drawn up:

(a)	there has been no material adverse change in Holding’s consolidated financial condition; and

(b)	neither any Obligor nor Holding has incurred any actual or contingent liabilities and no circumstances have occurred that may give rise to it or Holding incurring actual or contingent liabilities which in each case would reasonably be expected to have a Material Adverse Effect.

19.10	Litigation

(a)	Save:

(i)	as disclosed in writing to the Facility Agent prior to the date of this Agreement; and

(ii)	for claims in respect of which the Group has (A) full insurance coverage which has not been denied, withdrawn or rescinded in writing, or (B) made reserves in accordance with GAAP or other applicable statutory accounting principles, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably likely to be adversely determined and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(b)	No proceedings of any nature are current or, to its knowledge, pending or threatened, for its winding-up, administration or dissolution.

19.11	Information

(a)	In this Subclause, Information means all written information delivered by any member of the Group in connection with the Finance Documents prior to the date of this Agreement.

(b)	In the case of the Company only:

(i)	the factual information contained in the Information was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(ii)	each expression of opinion or intention contained in the Information was made after careful consideration and enquiry and is believed by the Company to be reasonable as at the date at which it is stated to be given;

(iii)	the Information did not omit as at its date any information which, if disclosed, would make the Information untrue or misleading in any material respect; and

(iv)	as at the date of this Agreement and save as disclosed in writing to the Facility Agent prior to the date of this Agreement, nothing has occurred since the date any of the

Information was delivered which, if disclosed, would make that Information untrue or misleading in any material respect.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to insurance or reinsurance companies generally.

19.13	Taxes on payments

As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

19.14	Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation or organisation in respect of any Finance Document.

19.15	Immunity

(a)	The execution by it of each Finance Document to which it is party constitutes, and the exercise by it of its rights and performance of its obligations under each such Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation or organisation in relation to any Finance Document.

19.16	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation (subject, in the case of paragraph (iii) to insolvency laws affecting the rights of creditors of insurance and reinsurance companies); and

(b)	Subject to any general principles of law referred to in any legal opinion required to be delivered under this Agreement, any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

19.17	Ownership

(a)	Each Obligor (other than the Company) is a wholly-owned subsidiary of the Company.

(b)	The Company is controlled by Holding.

19.18	Custodian Accounts

The Custodian Accounts and all securities standing to the credit of the Custodian Accounts are free from any Security Interest (other than a Security Interest under the Security Documents or, prior to the date on which the Facility Agent has received confirmation from the facility agent with respect to the Existing Facility that the security taken with respect to the Existing Company Custodian Accounts has been discharged, a Security Interest in relation to the Existing Facility).

19.19	United States laws

(a)	In this Subclause:

holding company, affiliate and subsidiary company have the meanings given to them in the United States Public Utility Holding Company Act of 1935.

investment company and controlled have the meanings given to them in the United States Investment Company Act of 1940.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

(b)	It is not:

(i)	a holding company, an affiliate of a holding company or a subsidiary company of a holding company, or subject to regulation, under the United States Public Utility Holding Company Act of 1935;

(ii)	a public utility, or subject to regulation, under the United States Federal Power Act of 1920;

(iii)	an investment company or a company controlled by an investment company; or

(iv)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness in such a way as would conflict with its obligations under this Agreement.

19.20	Times for making representations

(a)	The representations set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

(i)	each Additional Borrower and the Company on the date that Additional Borrower becomes an Obligor; and

(ii)	each Obligor on the date of each Request, each Utilisation Date, the date on which any Letter of Credit is automatically extended in accordance with its terms and at six monthly intervals from the date of this Agreement.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

20.	INFORMATION COVENANTS

20.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	the audited consolidated financial statements of Holding for each of its financial years; and

(ii)	the audited financial statements of each Obligor for each of its financial years; and

(iii)	the unaudited consolidated financial statements of Holding for each of the first three of its financial quarters in each of its financial years.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of Holding’s audited consolidated financial statements, within 180 days;

(ii)	in the case of each Obligor’s audited financial statements, within 180 days or within such longer period as may permitted by applicable law; and

(iii)	in the case of the Holding’s quarterly financial statements, within 45 days,

of the end of the relevant financial period.

20.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement presents fairly in all material respects the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any change to the manner in which Holding’s audited consolidated financial statements are prepared from that used in relation to the Original Financial Statements.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and the financial position which would have been shown by those financial statements had they been prepared in the same manner as the Original Financial Statements.

(d)	If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must supply with each set of Holding’s financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

20.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of Holding’s financial statements sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Company (one of which must be the finance director).

20.4	Information — miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by Holding to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending which are reasonably likely to be adversely determined and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(c)	promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

20.5	SEC information

The Company must promptly supply to the Facility Agent such information as any Obligor is required to provide to the SEC pursuant to Sections 13 or 15(d) of the Securities Exchange Act, 1934. The Company may satisfy its obligations under this Subclause 20.5 by referring the Facility Agent to a location on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) on which the information appears.

20.6	Notification of Default

(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

20.7	Year end

The Company must not change its financial year end.

20.8	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 Business Days of request any other Lender, if that Lender so requests.

(c)	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form.

20.9	Know your customer requirements

Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

21.	FINANCIAL COVENANT

21.1	Definitions

In this Clause:

Consolidated Tangible Net Worth means at any time Holding’s Total equity (as determined from the line item so described under the heading Liabilities and equity in the consolidated financial statements of Holding most recently delivered under Clause 20.1 (Financial statements), adjusted, if necessary, to reflect the principles applied in connection with the Original Financial Statements) less any amount identified in those financial statements as goodwill.

Consolidated Total Borrowings means, in respect of the Converium Group, at any time Holding’s Debt (as determined from the line item so described under the heading Liabilities and equity in the consolidated financial statements of Holding most recently delivered under Clause 20.1 (Financial statements) adjusted, if necessary, to reflect the principles applied in connection with the Original Financial Statements).

21.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than US Dollars is to be taken into account at its US Dollar equivalent calculated on the basis of:

(i)	the Agent’s Spot Rate of Exchange on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of Holding, the relevant rates of exchange used by Holding in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

21.3	Gearing

The Company must ensure that Consolidated Total Borrowings do not at any time exceed 35 per cent. of Consolidated Tangible Net Worth at that time.

21.4	Consolidated Tangible Net Worth

The Company must ensure that Consolidated Tangible Net Worth is not at any time less than US$1,237,500,000.

22.	GENERAL COVENANTS

22.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group or the Material Group, the Company must ensure that each of its Subsidiaries or Material Subsidiaries (as applicable) performs that covenant.

22.2	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

22.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to insurance and reinsurance companies generally.

22.5	Negative pledge

(a)	Except as provided below, no member of the Material Group may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest in relation to the Existing Facility or constituted by the Security Documents;

(ii)	Security Interests existing on the date of this Agreement securing indebtedness of not more than US$300,000,000 (or its equivalent) in aggregate or any replacement or renewals thereof;

(iii)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Material Group in the ordinary course of its banking or brokerage arrangements for the purpose of netting debit and credit balances;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security Interest on an asset, or an asset of any person, acquired by a member of the Material Group after the date of this Agreement but only for the period of six months’ from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(vi)	any Security Interest or trust arrangement over or in respect of cash required pursuant to the terms of contracts of reinsurance entered into between members of the Material Group to cash collateralise claims under those contracts;

(vii)	any Security Interest for taxes or other governmental charges, but only if the taxes are not more than 60 days overdue or are being contested in good faith by appropriate measures and provided that any reserve or provision in relation thereto required by GAAP has been made;

(viii)	any Security Interest over cash deposits or marketable investment securities in favour of any exchange or financial institution by way of margin collateral for dealings in securities, foreign exchange or derivatives in the ordinary course of trading but only if the total value of such collateral does not exceed, in aggregate, US$100,000,000 (or its equivalent);

(ix)	any Security Interest lodged, filed or created pursuant to an order of a court or tribunal of competent jurisdiction whether on first instance or appeal securing judgments which do not constitute an Event of Default;

(x)	any Security Interest constituted by easements, rights of way, zoning restrictions or similar charges and encumbrances in respect of real property owned or occupied by any member of the Material Group;

(xi)	any Security Interests existing on the assets of a company with which a member of the Material Group is merged but only if (A) the Security Interest was existing at the time of the merger, (B) the Security Interest was not created in contemplation of the merger, (C) the principal amount secured by the Security Interest is not increased after the merger, and (D) the Security Interest is discharged within six months’ of the merger;

(xii)	any Security Interest over or affecting any asset acquired by a member of the Material Group (other than inventory or receivables) after the date of this Agreement if (A) the Security Interest is created within 3 months of the date of the acquisition of the asset to secure indebtedness incurred to finance the acquisition of the relevant asset (B) the principal amount secured does not exceed 100 per cent. of the value of that asset, and (C) the Security Interest does not affect any other asset of any member of the Material Group;

(xiii)	any Security Interest created in connection with, or contemplation of, a disposal permitted by Clause 22.6 (Disposals) over the asset the subject of that disposal or over the proceeds of that disposal under an escrow arrangement;

(xiv)	any Security Interest created in favour of another member of the Group, provided that where that Security Interest is created by an Obligor, the person in whose favour that Security Interest is created is also an Obligor and that person remains beneficially entitled to the Security Interest;

(xv)	any Security Interest securing a reimbursement obligation with respect to a letter of credit which encumbers documents and other property relating to such letter of credit;

(xvi)	any Security Interest constituted by the withholding or retention of premiums due to a member of the Group from Zurich Insurance Company or Zurich International (Bermuda) Limited under quota share retrocession agreements (as amended or supplemented) dated 1st July, 2001;

(xvii)	any Security Interest over cash or marketable securities created in favour of a ceding company to secure the obligations to that ceding company of an Obligor or a Material Subsidiary under a contract of reinsurance to which it is party where the creation of that Security Interest satisfies a regulatory requirement;

(xviii)	any Security Interest over cash or marketable securities securing a reimbursement obligation with respect to a letter of credit which is issued (A) in favour of a ceding company to secure the obligations to that ceding company of an Obligor or a Material

Subsidiary under a contract of reinsurance to which it is a party where the delivery of that letter of credit satisfies a regulatory requirement or (B) in conjunction with insurance or reinsurance contracts written through the London Market (Lloyd’s business, London Market North America business;

(xix)	any Security Interest renewing or replacing those referred to in the preceding paragraphs of this subparagraph (b) provided (A) the Security Interest secures a principal amount not exceeding that outstanding and secured by the previous Security Interest at the time of renewal and replacement and (B) the Security Interest is over the same assets; and

(xx)	any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding subparagraphs and the aggregate principal amount of transactions permitted under paragraph (c) below) does not at any time exceed 30 per cent. of Consolidated Tangible Net Worth (as defined in Clause 21 (Financial Covenant), determined by reference to the Original Financial Statements or, as the case may be, the financial statements most recently delivered under Clause 20.1 (Financial statements), provided that notwithstanding paragraphs (ii) to (xx) above, no member of the Group shall create or allow to be outstanding any Security Interest on or in relation to the Custodian Accounts other than in favour of the Finance Parties (or, in relation to the Existing Company Custodian Accounts, prior to the date on which the Facility Agent has received confirmation from the facility agent with respect to the Existing Facility that the security taken with respect to the Existing Company Custodian Accounts has been discharged, in favour of the Finance Parties (as defined in the Existing Facility)).

(c)	No member of the Material Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset unless the proceeds of the transaction are applied in repaying or prepaying the Facility in full. This paragraph (c) does not apply to any transaction, the principal amount of which (when aggregated with the amount of an indebtedness which has the benefit of a Security Interest permitted by paragraph (b)(xx) above) does not exceed 30 per cent. of Consolidated Tangible Net Worth (as defined in Clause 21 (Financial Covenant)), determined by reference to the Original Financial Statements or, as the case may be, the financial statements most recently delivered under Clause 20.1 (Financial statements). For these purposes, the principal amount of any transaction referred to in paragraph (c)(ii) above shall be the maximum amount of any recourse to a member of the Material Group in connection with that transaction.

22.6	Disposals

(a)	Except as provided below, no member of the Material Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of business of the disposing entity and on arm’s length terms;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of an asset which is redundant or obsolete for the purposes for which such asset is normally utilised;

(iv)	of shares in a member of the Group to another member of the Group as part of a Permitted Reorganisation;

(v)	by a member of the Group which is not an Obligor to another member of the Group or by an Obligor to another Obligor; and

(vi)	not otherwise permitted by the preceding subparagraphs provided that the aggregate of the higher of the market value or consideration receivable in respect of all disposals permitted by this subparagraph (vi) occurring in any financial year of the Company does not exceed 10 per cent. of Consolidated Tangible Net Worth (as defined in Clause 21 (Financial Covenant)) determined by reference to the Original Financial Statements or, as the case may be, the financial statements most recently delivered under Clause 20.1 (Financial statements).

(c)	In addition to paragraph (b), paragraph (a) does not apply to a disposal by the Company on arms’ length terms of Converium Reinsurance (North America) Inc.

22.7	Subsidiary indebtedness

The Company must ensure that the aggregate amount of Financial Indebtedness which would fall within the definition of Consolidated Total Borrowings in Clause 21 (Financial Covenant) in respect of which the creditor is not a member of the Group incurred by its Subsidiaries which are not Obligors does not (other than in the case of such Financial Indebtedness outstanding on the date of this Agreement (of which the amount is US$400,000,000) and any subsequent refinancing thereof) at any time exceed US$150,000,000.

22.8	Loans out

(a)	Except as provided below, no member of the Material Group may be the creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness acquired by a member of the Material Group as creditor prior to the date of this Agreement;

(ii)	a loan made by a member of the Material Group to another member of the Converium Group (provided that in the case of a loan to Holding, the proceeds of that loan are on-lent, or otherwise made available, by Holding to a member of the Group);

(iii)	any receivable acquired as consideration for a disposal permitted by Clause 22.6 (Disposals);

(iv)	a loan made by a member of the Group under the terms of any Insurance Arrangement;

(v)	any Eligible Securities; and

(vi)	any Financial Indebtedness acquired as creditor in the ordinary course of a member of the Material Group’s investment activities, portfolio operations and management or liquidity and cash management operations.

22.9	Change of business

The Company must ensure that no material change is made to the business of the Company or the Group which would result in the Company or Group not being primarily engaged in the business of insurance or reinsurance.

22.10	Mergers

No Obligor may consummate or implement any amalgamation, demerger, merger or reconstruction otherwise than pursuant to a Permitted Reorganisation or other transaction agreed by the Majority Lenders.

22.11	Acquisitions

No member of the Group may acquire any equity interest in any person other than a member of the Group (the target) if, upon such acquisition taking effect and, if applicable, the target being consolidated with the Company in accordance with GAAP, an Event of Default would reasonably be expected to occur.

22.12	Pension schemes

Each member of the Group must be:

(a)	in substantial compliance with any laws or contract relating to any of its pension schemes; and

(b)	maintain and fund its pension schemes to at least the extent required by local law and practice.

22.13	Taxes

Each member of the Group must pay all Taxes due and payable by it, unless:

(a)	(i)	payment of those Taxes is being contested in good faith; and

	(ii)	adequate reserves are being maintained for those Taxes; and

(b)	failure to pay those Taxes could not reasonably be expected to have a Material Adverse Effect.

22.14	Share capital

No member of the Group may:

(a)	redeem, repurchase, defease, retire or repay any of its share capital or loan stock or resolve to do so; or

(b)	issue any shares which by their terms are redeemable,

if upon the transaction taking effect an Event of Default would reasonably be expected to occur.

22.15	Required Collateral

(a)	The Company shall ensure that at all times:

(i)	there is Required Collateral standing to the credit of the Custodian Accounts in respect of all the outstanding Credits; and

(ii)	the Facility Agent is authorised to operate and has signing rights with respect to the Custodian Accounts and the Custodian is authorised to provide to the Facility Agent all information with respect to the Custodian Accounts and the securities standing to the credit of the Custodian Accounts as it would be authorised or obliged to provide to its customers under applicable law or the terms on which the Custodian Accounts are maintained.

(b)	Without prejudice to paragraph (a)(i) above:

(i)	for so long as any Credit is outstanding, the Facility Agent shall at monthly intervals calculate the then value of the Eligible Securities standing to the Credit of the Custodian Accounts (the Security). For these purposes the Facility Agent shall notionally convert (in whole or in part) relevant Credits denominated in currencies other than US Dollars, sterling or euro into the currencies in which the Security is then denominated at the appropriate Agent’s Spot Rate of Exchange on the day the valuation is made; and

(ii)	if at any time (whether as a result of the calculation referred to in paragraph (i) above or otherwise) the Facility Agent notifies the Company that the value of the Eligible Securities standing to the credit of the Custodian Accounts at that time does not comply with the requirements of paragraph (a)(i) above, the Company must within five Business Days of such notification (at the option of the Company) either:

(A)	provide such Eligible Securities as the Facility Agent shall direct; or

(B)	prepay the Credits in such an amount as the Facility Agent shall direct,

in each case so as to ensure that those requirements are fulfilled.

(c)	Subject to the terms of each Custodian Account Pledge, the Company or (as applicable) Converium Deutschland shall be entitled to withdraw from the Custodian Accounts Eligible Securities provided that:

(i)	it gives not less than one Business Day’s prior notice to the Facility Agent of the details of the withdrawal and the Eligible Securities concerned;

(ii)	the requirements of paragraph (a)(i) will be fulfilled upon and immediately after such withdrawal is made; and

(iii)	no Event of Default is outstanding at the time such withdrawal is made,

and provided the Facility Agent is satisfied that the requirements of paragraph (ii) is met and is not aware that any Event of Default is outstanding, the Lenders agree that the Facility Agent may permit the Company to make withdrawals from the Custodian Accounts.

(d)	The Company shall provide to the Facility Agent such information with respect to the Custodian Accounts and the Security as the Facility Agent shall from time to time request.

(e)	The operation of the Custodian Accounts shall be at the cost of the Company or (as applicable) Converium Deutschland.

(f)	The Company:

(i)	must at all times comply with its obligations to the Custodian with respect to the maintenance and operation of the Custodian Accounts;

(ii)	must pay all amounts due to the Custodian in connection with the Custodian Accounts when due;

(iii)	must not do anything which would result in the Custodian being able to exercise any right of set off or blocking rights in relation to the Custodian Accounts; and

(iv)	must not change the Custodian or move the Custodian Accounts to another custodian without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

22.16	United States laws

(a)	In this Subclause:

Code means the United States Internal Revenue Code of 1986.

ERISA means the United States Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

Margin Stock has the meaning given to it in Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

Reportable Event means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

(b)	No Obligor may:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)	use any Credit, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.

(c)	No Obligor may use any part of any Credit to acquire any security in a transaction that is subject to section 13 or 14 of the United States Securities Exchange Act of 1934.

(d)	Each Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(e)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(f)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets or which is reasonably likely to have a Material Adverse Effect.

22.17	Centre of Main Interests

No Obligor will cause or allow its registered office or Centre of Main Interests to be in or maintain an Establishment in any jurisdiction other than its jurisdiction of incorporation. For these purposes:

(a)	Centre of Main Interests means a “centre of main interest” for the purposes of Council Regulation (EC) No 1346/2000 of 29th May, 2000; and

(b)	Establishment means, in relation to an Obligor, any place of operations where that Obligor carries on non-transitory economic activity with human means and goods.

23.	DEFAULT

23.1	Events of Default

(a)	Each of the events set out in this Clause is an Event of Default.

(b)	In this Clause, Material Converium Group Member means Holding, each Obligor and each Material Subsidiary.

23.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within three Business Days of the due date.

23.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 22.4 (Pari passu ranking), 22.5 (Negative pledge), 22.6 (Disposals), 22.9 (Change of business), 22.10 (Mergers), 22.15 (Required Collateral) or Clause 21 (Financial Covenant); or

(b)	an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

(i)	is capable of remedy (including, without limitation, by the relevant Obligor (not being the Company) resigning in accordance with Clause 31.8 (Resignation of the Borrower (other than the Company)); and

(ii)	is remedied within 10 Business Days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non-compliance.

23.4	Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy (including, without limitation, by the relevant Obligor (not being the Company) resigning in accordance with Clause 31.8 (Resignation of the Borrower (other than the Company)); and

(b)	are remedied within 10 Business Days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non-compliance.

23.5	Cross-default

Any of the following occurs in respect of a Material Converium Group Member:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period or any grace period subsequently agreed provided that such agreement was not made in contemplation of, or after, the relevant failure to pay)) unless, where that Financial Indebtedness is an Insurance Arrangement, the relevant Material Converium Group Member is contesting in good faith and with due diligence that the relevant amount is due;

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a)-(c) above is less than US$20,000,000 or its equivalent.

23.6	Insolvency

Any of the following occurs in respect of a Material Converium Group Member:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due, over-indebted or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts (other than under a contractually agreed suspension or break clause relating to the relevant debts) or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of any Material Converium Group Member, the ending of the moratorium will not remedy any Event of Default caused by the moratorium if a notice has already been given to the Company under Clause 23.14(b) (Acceleration).

23.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Converium Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition (other than frivolously or vexatiously), or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian,

compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 21 days.

23.8	United States Bankruptcy Laws

(a)	In this Subclause:

U.S. Bankruptcy Law means the United States Bankruptcy Code of 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

U.S. Group Member means any Material Converium Group Member incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

(b)	Any of the following occurs in respect of a U.S. Group Member:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

(c)	In the event of any inconsistency between paragraph (iii) above and Clause 23.7(a)(iii) (Insolvency proceedings) in relation to events occurring in connection with a U.S. Group Member, paragraph (iii) above shall prevail.

23.9	Creditors’ process/final judgment

(a)	Any attachment, sequestration, distress, execution or analogous event affects, any asset(s) of a Material Converium Group Member, having an aggregate value of at least US$10,000,000, unless it is (a) stayed within 30 days, (b) contested in good faith and with due diligence and (c) ultimately discharged.

(b)	A final judgment or court order for the payment of US$20,000,000 (or its equivalent) or more is made against any Material Converium Group Member and continues unsatisfied and unstayed for a period of 30 days after the date of judgment or order or, if later, the date specified for payment.

23.10	Cessation of business

A Material Converium Group Member ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Reorganisation; or

(b)	as a result of any disposal allowed under this Agreement.

23.11	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents and, in the case of an Obligor other than the Company, the relevant Obligor does not resign in accordance with Clause 31.8 (Resignation of a Borrower (other than the Company)) within five Business Days of the unlawfulness arising.

(b)	Any Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Audit qualification

The auditors of Holding qualify their report on any of the audited consolidated financial statements of the Converium Group.

23.13	Material adverse change

Any event or series of events occurs which, in the opinion of the Majority Lenders (acting reasonably), would reasonably be expected to have a Material Adverse Effect.

23.14	Acceleration

(a)	If an Event of Default described in Clause 23.8 (U.S. Bankruptcy Laws) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

(b)	If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(iii)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable.

Any notice given under this Subclause will take effect in accordance with its terms.

24.	SECURITY

24.1	Facility Agent as trustee

Unless expressly provided to the contrary, the Facility Agent holds any security created by a Security Document on trust for the Finance Parties.

24.2	Responsibility

The Facility Agent is not liable or responsible to any other Finance Party for:

(a)	any failure in perfecting or protecting the security created by any Security Document;

(b)	any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

24.3	Title

The Facility Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

24.4	Possession of documents

The Facility Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document.

24.5	Investments

Except as otherwise provided in this Agreement or any Security Document, all moneys received by the Facility Agent under a Security Document may be invested in the name of, or under the control of, the Facility Agent in any investments which by their terms are interest bearing selected by the Facility Agent. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including itself) and upon such terms as it may think fit.

24.6	Co-security Agent

(a)	The Facility Agent may appoint a separate security agent or a co-security agent:

(i)	if the Facility Agent considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)	Any appointment under this Subclause will only be effective if the security agent or co-security agent confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as if it were the Facility Agent.

(c)	The Facility Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.

(d)	The Company must pay to the Facility Agent any reasonable remuneration paid by the Facility Agent to any security agent or co-security agent appointed by it, together with any related costs and expenses properly incurred by the security agent or co-security agent.

25.	THE ADMINISTRATIVE PARTIES

25.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

25.2	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

25.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

25.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

25.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

25.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	The Facility Agent may require the receipt of security satisfactory to it from the Lenders, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

25.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

25.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the

Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

25.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred or, monitor the value of any securities standing to the credit of the Custodian Accounts. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

25.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

25.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

25.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion (acting in good faith), constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

25.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(b)	Alternatively, the Facility Agent may resign by giving not less than 90 days notice to the Lenders and the Company (or such shorter period as the Company may agree), in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days of the expiry of the notice period, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment and any successor Facility Agent must have an office within the European Union.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

25.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

25.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

25.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

26.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

27.	FEES

27.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account agency fees in the manner agreed in the Fee Letter between the Facility Agent and the Company.

27.2	Arrangement fee

The Company must pay to the Mandated Lead Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Mandated Lead Arrangers and the Company.

27.3	Commitment fee

(a)	The Company must pay a commitment fee computed at the rate of:

(i)	35 per cent. of the LC Commission per annum on the unutilised or undrawn, uncancelled amount of each Lender’s Tranche A Commitment; and

(ii)	35 per cent. of the Margin per annum on the unutilised or undrawn, uncancelled amount of each Lender’s Tranche B Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear with respect to each period ending on 31st March, 30th June, 30th September and 31st December. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

28.	INDEMNITIES AND BREAK COSTS

28.1	Currency indemnity

(a)	Each Obligor must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of that Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

28.2	Other indemnities

(a)	Each Obligor must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default with respect to it;

(ii)	any failure by that Obligor to pay any amount due from it under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Credit for that Obligor not being made after a Request has been delivered for that Credit;

(iv)	a Credit (or part of a Credit) in respect of which that Obligor is Borrower not being prepaid in accordance with a notice of prepayment; or

(v)	an overdue amount from that Obligor being paid other than on the last day of the Term for that overdue amount.

The Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Credit.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

28.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined (in good faith) by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

29.	EXPENSES

29.1	Initial costs

The Company must (subject to the provisions of the mandate letter relating to this Agreement between the Company and the Mandated Lead Arrangers dated 7th April, 2003) pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

29.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement;

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor; and

(c)	the delivery of, and creation of any Security Interest with respect to, Required Security.

29.3	Enforcement costs

The Company must pay to each Finance Party the amount of all duly documented costs and expenses (including legal fees) incurred by it in connection with any Event of Default, the enforcement, perfection or preservation of any rights under, any Finance Document.

30.	AMENDMENTS AND WAIVERS

30.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

30.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin, LC Commission or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Finance Party under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor or any security constituted by a Security Document (other than as contemplated by this Agreement);

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause or Clause 10.2 (Mandatory prepayment — change of control),

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

30.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

30.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

31.	CHANGES TO THE PARTIES

31.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

31.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to paragraph (b) and (c) below, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to a Bank (the New Lender), provided that a Lender may not transfer its rights and obligations in respect of any outstanding Single Lender Letter of Credit or Multiple Lender Letter of Credit.

(b)	The consent of the Fronting Bank is required for any assignment or transfer by a Lender of its rights and obligations in respect of any outstanding Fronted Existing Letter of Credit . The consent of the Fronting Bank to an assignment or transfer must not be unreasonably withheld or delayed. The Fronting Bank will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Fronting Bank within that time.

(c)	At the date it becomes a Party, either:

(i)	the New Lender must be a Bank and an NAIC Approved Bank with a Facility Office in New York; or

(ii)	the New Lender’s obligations with respect to Letters of Credit must be confirmed by an NAIC Approved Bank under a Confirming Bank Agreement entered into by it with that New Lender.

(d)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will (without prejudice to its obligations under any outstanding Letter of Credit) be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	A Lender may not assign or transfer any of its participation in Tranche A (as defined in Clause 2.1 (Facilities)) unless at the same time it assigns and transfers its participation in Tranche B (as defined in Clause 2.1) pro rata and vice versa.

(f)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of US$2,500.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(h)	A Lender may not enter into a participation or subparticipation in connection with this Agreement with a person that is not a Bank.

31.3	Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(e)	A Transfer Certificate may, in addition to a bank or financial institution which is the New Lender thereunder, designate an Affiliate of the New Lender for the purposes referred to in Clause 2.4 (Affiliate Facility Offices) and shall be effective to do so if that Affiliate also executes the Transfer Certificate (and relevant references in the Finance Documents shall be read accordingly).

(f)	No assignment or transfer under this Clause will be effective until the Facility Agent has completed all know your customer requirements relating to any person that it is required to carry out in relation to such assignment or transfer. The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction.

31.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

31.5	Outstanding Letters of Credit

Other than Clause 31.2(g), nothing in this Agreement shall restrict the right of any Lender to enter into any form of subparticipation arrangement or agreement in relation to its participation in this Agreement and any outstanding Letter of Credit (and any disposal by a Lender of its obligations under, or interest in, any outstanding Letter of Credit shall be by way of a participation arrangement or agreement).

31.6	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost in an amount greater than the amount (if any) payable immediately prior to such assignment or transfer, then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

31.7	Additional Borrower

(a)	If one of the wholly-owned Subsidiaries of the Company is to become an Additional Borrower, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent documents).

(b)	Except in the case of Converium Reinsurance (North America) Inc., the prior consent of all the Lenders is required before any wholly-owned Subsidiary of the Company may become an Additional Borrower.

(c)	The relevant Subsidiary will become an Additional Borrower when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(d)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct in all material respects.

31.8	Resignation of a Borrower (other than the Company)

(a)	In this Subclause, Resignation Request means a letter in the form of Schedule 8 (Form of Resignation Request), with such amendments as the Facility Agent may approve or reasonably require.

(b)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by giving to the Facility Agent a duly completed Resignation Request.

(c)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request or, where a Default is outstanding, that Default would be cured by accepting that Resignation Request; and

(ii)	no amount owed by that Borrower under this Agreement and no Letter of Credit requested by that Borrower, is still outstanding.

(d)	The Borrower will cease to be a Borrower when the Facility Agent gives the notification referred to in paragraph (c) above.

(e)	A Borrower (other than the Company) may also cease to be a Borrower in any other manner approved by the Majority Lenders.

31.9	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

31.10	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Credit through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Credits in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in Credits in the manner provided for in subparagraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

32.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any member of the Converium Group in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	to another Finance Party including, in the case of paragraph (i), information that was not supplied to it in connection with the Finance Documents;

(ii)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(iii)	with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses in the possession of that Finance Party) which relate to such tax treatment and tax structure;

(iv)	in connection with any legal or arbitration proceedings;

(v)	if required to do so under any law or regulation;

(vi)	to a governmental, banking, taxation or other regulatory authority;

(vii)	to its professional advisers;

(viii)	to the extent allowed under paragraph (b) below;

(ix)	to another Obligor; or

(x)	with the agreement of the relevant Obligor,

provided that in the case of paragraphs (ii) (other than where such proceedings relate to the enforcement of a Finance Party’s rights under the Finance Documents), (iii) or (iv) above, the Finance Party concerned shall notify the Company of the disclosure (if lawfully permissible, prior to it being made) unless it is prevented from doing so by any obligation of confidentiality or to do so might be prejudicial to that Finance Party.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

33.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	PRO RATA SHARING

34.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

34.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

34.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

34.4	Loss sharing

(a)	If with respect to:

(i)	any Single Lender Letter of Credit which is by its terms automatically renewed or extended on its expiry date unless cancelled; or

(ii)	any Loan made in connection with such a Single Lender Letter of Credit,

an Event of Default occurs under Clause 23.2 (Non-payment), the Facility Agent shall as soon as practicable following its becoming aware of that Event of Default (and whilst the same is still outstanding) give a notice of cancellation and non renewal to the beneficiary of that Single Lender Letter of Credit and each other Single Lender Letters of Credit which are in the same LC Series as that Single Lender Letter of Credit.

(b)	In this Subclause, Discharge Date means, in relation to an LC Series, the date (as determined by the Facility Agent) on which no Lender has any further liability (actual or contingent) under any Single Lender Letter of Credit issued on its behalf which forms part of that LC Series.

(c)	Without prejudice to Clause 34.1 (Redistribution), if following a Discharge Date, it transpires that any amount outstanding under this Agreement with respect to the LC Series to which that Discharge Date relates remains undischarged and for any reason any resulting losses are not being borne by the Lenders participating in that LC Series pro rata to the amount their Commitments bears to the Total Commitments on that Discharge Date (or, if the Total Commitments have been cancelled, bore to the Total Commitments before such cancellation), those Lenders shall make such payments between themselves as the Facility Agent shall direct to ensure that after taking into account such payments such losses are borne by those Lenders pro rata. Where a Lender makes a payment to another Lender under this Subclause, it will be subrogated to the rights of the Lender to which that payment is made with respect to the liability of the Obligors to which the payment relates. If and to the extent that the Lender making the payment is not able to rely on such rights of subrogation, the relevant Obligor will owe that Lender a debt which is equal to the amount of the payment, immediately payable and of the type in respect of which the payment was made.

35.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	NOTICES

37.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

37.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	General Guisan-Quai 26 8002 Zurich Switzerland

Fax number:	+411 639 90 66
E-mail:	christian.felderer@converium.com
Attention:	Christian Felderer

(c)	The contact details of the Facility Agent for this purpose are:

Address:	250 Bishopsgate London

Fax number:	+44 207 678 6021
E-mail:	agencyeurope@uk.abnamro.com
Attention:	Mark Satchel/Lee Donnithorne.

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

37.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

37.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents; and

(ii)	to supply all information concerning itself to any Finance Party.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

38.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

39.	GOVERNING LAW

This Agreement is governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

40.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Law Debenture Corporate Services Ltd., presently at 100 Wood Street, London EC2V 7EX as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent (acting reasonably). Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

40.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

40.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

	Commitments		Commitments
	US$		US$
Name of Original Lender	Tranche A		Tranche B
ABN AMRO Bank N.V.		250,000,000		16,666,670

Barclays Bank PLC		250,000,000		16,666,666

BNP Paribas		250,000,000		16,666,666

Commerzbank Aktiengesellschaft		250,000,000		16,666,666

Credit Suisse First Boston		250,000,000		16,666,666

JPMorgan Chase Bank N.A.		250,000,000		16,666,666

Total Commitments	US$	1,500,000,000	US$	100,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

Original Obligors

1.	A copy of the constitutional documents of each Original Obligor.

2.	A copy of a resolution of the board of directors of each Original Obligor (or, in the case of the Company, of Holding) approving the terms of, and the transactions contemplated by, this Agreement.

3.	A specimen of the signature of each person authorised on behalf of an Original Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised signatory of the Company:

(a)	confirming that utilising the Total Commitments in full would not breach any limit binding on any Original Obligor; and

(b)	certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Evidence that each agent of the Original Obligors under the Finance Documents for service of process in England and Wales has accepted its appointment.

6.	A copy of the most recent audited, consolidated financial statements of Holding.

7.	A copy of the most recent audited, financial statements of each Original Obligor.

Security

1.	Evidence that each Custodian Account has been opened.

2.	A copy of each Custodian Account Pledge Agreement.

3.	A copy of the custodian agreement relating to the Custodian Accounts between the Company, Converium Deutschland and the Custodian

Legal opinions

1.	A legal opinion of Allen & Overy LLP, London, legal advisers to the Mandated Lead Arrangers and the Facility Agent as to English law, addressed to the Finance Parties.

2.	A legal opinion of Allen & Overy LLP, legal advisers to the Mandated Lead Arrangers and the Facility Agent as to Dutch law, addressed to the Finance Parties.

3.	A legal opinion of Allen & Overy LLP, legal advisers to the Mandated Lead Arrangers and the Facility Agent as to German law, addressed to the Finance Parties.

4.	A legal opinion of Schellenberg Wittmer, legal advisers to the Mandated Lead Arrangers and the Facility Agent as to Swiss law, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

2.	Evidence that arrangements satisfactory to each Original Lender that has issued an Existing Letter of Credit and the Company for the return and cancellation of the Existing Letters of Credit have been agreed.

3.	Evidence that Consolidated Tangible Net Worth (as defined in Clause 21 (Financial Covenants) is at least US$1,600,000,000.

4.	A letter of cancellation in full in respect of the Existing Facility.

5.	Information required by any Finance Party for the purposes of any money laundering regulations.

6.	The Schedule of Existing Letters of Credit.

7.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent (acting reasonably) has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

FOR AN ADDITIONAL BORROWER

Additional Borrowers

1.	An Accession Agreement, duly executed by the Company and the Additional Borrower.

2.	A copy of the constitutional documents of the Additional Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower approving the terms of, and the transactions contemplated by, the Accession Agreement.

4.	A specimen of the signature of each person authorised on behalf of the Additional Borrower to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.	If applicable, a copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of its issued or allotted shares, approving the terms of, and the transactions contemplated by, the Accession Agreement.

6.	If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Borrower approving the resolution referred to in paragraph 5 above.

7.	A certificate of an authorised signatory of the Additional Borrower:

(a)	confirming that utilising the Total Commitments in full would not breach any limit binding on it; and

(b)	certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

8.	If available, a copy of the latest audited accounts of the Additional Borrower.

9.	Evidence that each agent of the Additional Borrower under the Finance Documents for service of process in England and Wales has accepted its appointment.

Legal opinions

A legal opinion from legal advisers in the jurisdiction of incorporation of the Additional Borrower, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

2.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent (acting reasonably) has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:	ABN AMRO BANK N.V., LONDON BRANCH as Facility Agent

From:	[ ]

Date:	[ ]

CONVERIUM AG, ZURICH – US$1,600000,000 Credit Agreement

dated 26th November, 2004 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to [borrow a Loan/arrange for a Letter of Credit to be issued]+ on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Term: [ ]

(d)	[Multiple Lender Letter of Credit/Single Lender Letters of Credit/Fronting Bank Letter of Credit]+

(e)	Expiry date: [ ]

(f)	[Beneficiary name and address]+

3.	Our [payment/delivery]+ instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

6.	[NAIC approval is relevant to the purposes for which the Letter of Credit is requested]+.

[We attach a copy of the proposed Letter of Credit.]

By:

[                              ]

+	Delete as applicable

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Facility Agent on the first day of a Term. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in sterling:

AB+C(B - D)+E x 0.01	per cent. per annum

100 - (A+C)

for any other Loan:

E x 0.01	per cent. per annum

300

where on the day of application of the formula:

A	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is LIBOR for that Term;

C	is the percentage of that Lender’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D	is the interest rate per annum allowed by the Bank of England on a special deposit; and

E	is calculated by the Facility Agent as being the average of the rates of charge supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)	tariff base has the meaning given to it in the fees rules.

(c)
(i)      In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)
(i)      Each Reference Bank must supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge within fee-block Category A1 (Deposit acceptors) applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(ii)	Each Reference Bank must promptly notify the Facility Agent of any change to the rate of charge.

(e)
(i)      Each Lender and each Reference Bank must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender or Reference Bank. The Facility Agent may assume that this information is correct in all respects.

(ii)	If a Lender or a Reference Bank fails to do so, the Facility Agent may assume that the Lender’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(iii)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

The Facility Agent may, after consultation with the Company and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)	any change in law or regulation; or

(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	ABN AMRO BANK N.V., LONDON BRANCH as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

CONVERIUM AG, ZURICH — US$1,600,000,000 Credit Agreement
dated 26th November, 2004 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                              ].

ABN AMRO BANK N.V., LONDON BRANCH

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	ABN AMRO BANK N.V., LONDON BRANCH as Facility Agent

From:	CONVERIUM AG, ZURICH

Date:	[ ]

CONVERIUM AG, ZURICH — US$1,600,000,000 Credit Agreement
dated 26th November, 2004 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [date]:

(a)	Consolidated Tangible Net Worth was [ ];

(b)	Consolidated Total Borrowings were [ ]; therefore, Consolidated Total Borrowings were [ ] per cent. ([ ] per cent.) of Consolidated Tangible Net Worth

3.	We set out below calculations establishing the figures in paragraph 2 above:

[ ].

4.	As at the date of this certificate, the Rating is [ ].

5.	We confirm that we have sufficient unencumbered cash and Eligible Securities available to us to meet our obligations under the Agreement with respect to the provision of Required Security.

6.	We confirm that no Default is outstanding.

CONVERIUM AG, ZURICH

By:

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

To:	ABN AMRO BANK N.V., LONDON BRANCH as Facility Agent

From:	CONVERIUM AG, ZURICH and [Proposed Borrower]

Date:	[ ]

CONVERIUM AG, ZURICH – US$1,600,000,000 Credit Agreement
dated 26th November, 2004 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower.

This Accession Agreement is governed by English law.

CONVERIUM AG, ZURICH

By:

[PROPOSED BORROWER]

By:

SCHEDULE 8

FORM OF RESIGNATION REQUEST

To:	ABN AMRO BANK N.V., LONDON BRANCH as Facility Agent

From:	CONVERIUM AG, ZURICH and [relevant Borrower]

Date:	[ ]

CONVERIUM AG, ZURICH — US$1,600,000,000 Credit Agreement
dated 26th November, 2004 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Request.

2.	We request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Borrower] under the Agreement and no Letter of Credit requested by [resigning Borrower] is outstanding.

5.	This Resignation Request is governed by English law.

CONVERIUM AG, ZURICH	[Relevant Borrower]

By:	By:

The Facility Agent confirms that this resignation takes effect on [                              ].

ABN AMRO BANK N.V., LONDON BRANCH

By:

SCHEDULE 9

FORMS OF LETTER OF CREDIT

PART 1

FORM OF MULTIPLE LENDER LETTER OF CREDIT

IN FAVOUR OF:

[                                                            ]

The banks and financial institutions listed in the Part A of the schedule to this letter of credit (the Issuing Banks) have established this clean, irrevocable and unconditional letter of credit in your favour as beneficiary for drawings up to USD [                    ] in aggregate.

[[This letter of credit is effective immediately].

[This letter of credit is issued in substitution and replacement for the following outstanding letter(s) of credit issued in your favour: [insert details of relevant Existing Letters of Credit] (the Existing Letter(s) of Credit). This letter of credit shall be effective on the date on which we receive confirmation from each bank that issued the Existing Letter(s) of Credit that you have returned to such bank each of the Existing Letter(s) of Credit issued by it together with your confirmation to it in writing that those Existing Letter(s) of Credit are cancelled and that the bank has no further liability thereunder.]]+

This letter of credit is issued, presentable and payable at the offices of the Issuing Banks’ agent, ABN AMRO Bank N.V., Chicago (the Agent) at 200 West Monroe St, Suite 1100, Chicago, IL 60606 and expires with the Agent’s close of business on [                              ]. Except when the amount of this letter of credit is increased, this credit cannot be modified or revoked without your consent.

The term ‘beneficiary’ includes any successor by operation of law of the named beneficiary including without limitation any liquidator, rehabilitator, receiver or conservator. Drawings by any liquidator, rehabilitator, receiver or conservator shall be for the benefit of all of the beneficiary’s policyholders.

Subject to the matters set out below, each Issuing Bank hereby severally undertakes to promptly honor your claim (in the amount for that Issuing Bank determined in accordance with the succeeding paragraphs) against sight draft(s) drawn on the Issuing Banks or us as agent for the Issuing Banks, indicating credit no. ___, for all or any part of this credit, presented on or before the expiration date hereof or any automatically extended expiry date.

The amount of this letter of credit will automatically reduce by the amount of any drawing under it and the obligations of the Issuing Banks under this letter of credit shall be reduced pro rata.

The liability of each Issuing Bank under this letter of credit is several and not joint. No Issuing Bank is responsible for the obligations of any other Issuing Bank under this letter of credit. Failure by an Issuing Bank to perform its obligations under this letter of credit does not affect the obligations of any other Issuing Bank under this letter of credit. The liability of each Issuing Bank with respect to any amount demanded by you under this letter of credit (other than a demand that relates to a failure by an Issuing Bank to pay an amount due from it under this letter of credit) shall be the percentage of the

+	Delete as applicable

amount demanded which is set out next to its name in Part A of the schedule. Payment of amounts due from an Issuing Bank under this letter of credit shall be effected through the Agent (provided that an Issuing Bank’s liability to make a payment under this letter of credit shall be discharged only upon receipt by you of that amount). The Agent will promptly remit to you an amount equal to each amount received for you under this letter of credit from an Issuing Bank.

Except as expressly stated herein, this undertaking is not subject to any agreement, requirement or qualification. The obligation of each Issuing Bank under this credit is the individual obligation of that Issuing Bank and is in no way contingent upon reimbursement with respect thereto, or upon its ability to perfect any lien, security interest or any other reimbursement.

This letter of credit is deemed to be automatically renewed without amendment for one year from the expiration date or any future expiration date, unless at least thirty days prior to such expiration date, the Agent sends you notification by registered or certified mail that this letter of credit will not be renewed for any such additional period.

Save as expressly stated in this letter of credit, the Agent has no obligation of any kind to you under, or in respect of, this letter of credit. Without prejudice to the generality of the foregoing sentence, the Agent’s role in connection with this letter of credit is purely administrative and the Agent shall have no obligation to meet any drawing or demand for payment by you under this letter of credit and shall have no liability or responsibility to you for any failure by any Issuing Bank to perform any of its obligations under this letter of credit.

[Where an Issuing Bank’s name appears in Part B of the Schedule, this letter of credit, insofar as it is issued on behalf of that Issuing Bank, is confirmed by the bank or financial institution whose name appears opposite that Issuing Bank’s name in Part B of the Schedule (each a Confirming Bank). Each Confirming Bank shall be liable (as if it were itself an Issuing Bank) for the obligations of the Issuing Bank opposite whose name its own name appears in Part B of the Schedule. Any payment under this letter of credit by:

(a)	a Confirming Bank shall reduce the liability of the relevant Issuing Bank pro tanto; or

(b)	an Issuing Bank in respect of which there is a Confirming Bank shall reduce the liability of the relevant Confirming Bank pro tanto.]++

The Agent has the authority of each Issuing Bank [and the Confirming Bank] ++ to deliver this letter of credit to you in its name and on its behalf.

This letter of credit is subject to and governed by the laws of [                    ] and the provisions of the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication no. 500) and in the event of any conflict, the laws of [                    ] will control. If this credit expires during an interruption of business as described in Article 17 of said Publication 500, the bank hereby specifically agrees to effect payment if this credit is drawn against otherwise in accordance with its term within [30/60] days after the resumption of business*.

++	Delete as applicable

*	Letters of Credit may alternatively, at the Borrower’s request, be issued under the International Standard & Practices ISP98 of the International Chamber of Commerce (Publication no.590)

SCHEDULE

Part A

Issuing Bank	Percentage Share

Total	100%

Part B

Issuing Bank	Confirming Bank

PART 2

FORM OF SINGLE LENDER LETTER OF CREDIT

IN FAVOUR OF:

[                                                            ]

[                    ] (the Issuing Bank) has established this clean, irrevocable and unconditional letter of credit in your favor as beneficiary for drawings up to USD [                    ] in aggregate.

[[This letter of credit is effective immediately].

[This letter of credit is issued in [partial] substitution and replacement for the following outstanding letter(s) of credit issued in your favour: [insert details of relevant Existing Letters of Credit] (the Existing Letter(s) of Credit). This letter of credit shall be effective on the date on which we receive confirmation from each bank that issued the Existing Letter(s) of Credit that you have returned to such bank each of the Existing Letter(s) of Credit issued by it together with your confirmation to it in writing that those Existing Letter(s) of Credit are cancelled and that the bank has no further liability thereunder.]]+

This letter of credit is issued, presentable and payable at the offices of the Issuing Bank’s agent, ABN AMRO Bank N.V., Chicago (the Agent) at 200 West Monroe St, Suite 1100, Chicago, IL 60606 and expires with the Agent’s close of business on [                    ]. Except when the amount of this letter of credit is increased, this credit cannot be modified or revoked without your consent.

The term ‘beneficiary’ includes any successor by operation of law of the named beneficiary including without limitation any liquidator, rehabilitator, receiver or conservator. Drawings by any liquidator, rehabilitator, receiver or conservator shall be for the benefit of all of the beneficiary’s policyholders.

The Issuing Bank hereby undertakes to promptly honor your claim against sight draft(s) drawn on the Issuing Bank or us as agent for the Issuing Bank, indicating credit no. ___, for all or any part of this credit, presented on or before the expiration date hereof or any automatically extended expiry date.

The amount of this letter of credit will automatically reduce by the amount of any drawing under it and the obligations of the Issuing Bank under this letter of credit shall be reduced pro tanto.

Payment of amounts due from the Issuing Bank under this letter of credit shall be effected through the Agent (provided that the Issuing Bank’s liability to make a payment under this letter of credit shall be discharged only upon receipt by you of that amount). The Agent will promptly remit to you an amount equal to each amount received for you under this letter of credit from the Issuing Bank.

Except as expressly stated herein, this undertaking is not subject to any agreement, requirement or qualification. The obligation of the Issuing Bank under this credit is the individual obligation of the Issuing Bank and is in no way contingent upon reimbursement with respect thereto, or upon its ability to perfect any lien, security interest or any other reimbursement.

This letter of credit is deemed to be automatically renewed without amendment for one year from the expiration date or any future expiration date, unless at least thirty days prior to such expiration date,

+	Delete as applicable

the Agent sends you notification by registered or certified mail to the above address that this letter of credit will not be renewed for any such additional period.

Save as expressly stated in this letter of credit, the Agent has no obligation of any kind to you under, or in respect of, this letter of credit. Without prejudice to the generality of the foregoing sentence, the Agent’s role in connection with this letter of credit is purely administrative and the Agent shall have no obligation to meet any drawing or demand for payment by you under this letter of credit and shall have no liability or responsibility to you for any failure by the Issuing Bank to perform any of its obligations under this letter of credit.

[This letter of credit is confirmed by [                    ] (the Confirming Bank). Accordingly, the Confirming Bank shall itself be liable as if it were itself the Issuing Bank for the obligations of the Issuing Bank under this Letter of Credit. Any payment under this letter of credit by:

(a)	the Confirming Bank shall reduce the liability of the Issuing Bank pro tanto; or

(b)	the Issuing Bank shall reduce the liability of the Confirming Bank pro tanto.]++

The Agent has the authority of the Issuing Bank [and the Confirming Bank] ++ to deliver this letter of credit to you in its name and on its behalf.

This letter of credit is subject to and governed by the laws of [                    ] and the provisions of the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication no. 500) and in the event of any conflict, the laws of [ ] will control. If this credit expires during an interruption of business as described in Article 17 of said Publication 500, the bank hereby specifically agrees to effect payment if this credit is drawn against otherwise in accordance with its term within [30/60] days after the resumption of business*.

++	Delete as applicable

*	Letters of Credit may alternatively, at the Borrower’s request, be issued under the International Standard & Practices ISP98 of the International Chamber of Commerce (Publication no.590)

SCHEDULE 10

MINIMUM CRITERIA FOR CONFIRMING BANK AGREEMENT

1.	The Confirming Bank must be an NAIC Approved Bank.

2.	The Confirming Bank must agree to confirm the obligations of the Affected Party under any outstanding Letters of Credit and any further Letters of Credit that are subsequently to be issued.

3.	The Confirming Bank must agree to honour any demand under each Confirmed Letter of Credit as if it were the Affected Party.

4.	The Confirming Bank must irrevocably appoint the Facility Agent to act as its attorney-in-fact, acting through any duly authorised officer, to execute and deliver under the Facility Agreement, in the Confirming Bank’s name and on its behalf, each Letter of Credit to be confirmed by it.

5.	The Affected Party must promptly reimburse the Confirming Bank if it is required to make a payment consequent on a claim under a Letter of Credit.

6.	The Confirming Bank Agreement shall be terminable by the Affected Party in whole or in respect of any particular Letter(s) of Credit in the event that the Confirming Bank ceases to be an NAIC Approved Bank.

7.	The duration of the Confirming Bank Agreement must be approved by the Company.

SCHEDULE 11

SCHEDULE OF EXISTING LETTERS OF CREDIT

PART 1

FRONTED EXISTING LETTERS OF CREDIT

Issue
L/C Number	Issuing Bank	Amount	Date	Beneficiary

100	10 May 2005

Issue
L/C Number	Issuing Bank	Amount	Date	Beneficiary

101	10 May 2005

Issue
L/C Number	Issuing Bank	Amount	Date	Beneficiary

102	10 May 2005

Issue
L/C Number	Issuing Bank	Amount	Date	Beneficiary

PART 2

NON FRONTED EXISTING LETTERS OF CREDIT

Issue
L/C Number	Issuing Bank	Amount	Date	Beneficiary

103	10 May 2005

SCHEDULE 12

APPLICABLE MARGIN/LC COMMISSION

1.	The Margin and the LC Commission are each determined by reference to the financial strength rating published in relation to the Company by S&P (the S&P Rating), such that when the S&P Rating is that set out in Column 1 of the table below, the Margin and LC Commission shall be the rate set out next to that S&P Rating in Column 2.

Column 1	Column 2
S&P Rating	Margin/LC Commission (per cent. per annum)
BBB+ or higher	0.15
BBB	0.25
BBB-	0.35
BB+ or lower	0.50

2.	If there is no S&P Rating, the Margin and LC Commission shall be 0.50 per cent. per annum.

3.	Any change in the Margin and LC Commission under this Schedule shall take effect (including for the purposes of Clause 27.3 (Commitment fee)) from (and including) the date which is five days after the relevant change in the S&P Rating.

4.	The Company must immediately upon becoming aware of the same, notify the Facility Agent of any change in the S&P Rating together with details of the new S&P Rating. The Facility Agent will notify the Lenders of any change in the Margin and LC Commission resulting from a change in the S&P Rating so notified by the Company.

104	10 May 2005

SIGNATORIES

Company

CONVERIUM AG, ZURICH

By:          SERGE CADELLI          CHRISTIAN FELDERER

Original Borrowers

CONVERIUM RÜCKVERSICHERUNG (DEUTSCHLAND) AG

By:          FRANK SCHAAR          EWALD STEPHAN

CONVERIUM INSURANCE (UK) LTD.

By:          ALAN GRANT          MALCOLM NEWMAN

Mandated Lead Arrangers

ABN AMRO BANK N.V.

By:          PETER ELLEMANN          DAVID NOWDEN

BARCLAYS CAPITAL

By:          JEFF GARNER

BNP PARIBAS

By:          SIMON ALLOCCA          MARK WATERS

COMMERZBANK AKTIENGESELLSCHAFT

By:          AXEL RICHEBAECHER          MARTINA BOLLER

CREDIT SUISSE FIRST BOSTON

By:          C. KRAMER          U. SCHWARZENBERGER

105	10 May 2005

J.P. MORGAN PLC

By:          CHRISTOPH AUER

Original Lenders

ABN AMRO BANK N.V.

By:          MANFRED LIEBCHEN          ERIK VON FALKENSTEIN

BARCLAYS BANK PLC

By:          JEFF GARNER

BNP PARIBAS

By:          SIMON ALLOCCA          MARK WATERS

COMMERZBANK AKTIENGESELLSCHAFT

By:          AXEL RICHEBAECHER          MARTINA BOLLER

CREDIT SUISSE FIRST BOSTON

By:          C. KRAMER          U. SCHWARZENBERGER

JPMORGAN CHASE BANK N.A.

By:          ROBERT MERRETT

Facility Agent

ABN AMRO BANK N.V.

By:          PETER ELLEMANN          IRENA KORNEROVA

106	10 May 2005

Fronting Bank

ABN AMRO BANK N.V.

By:          MANFRED LIEBCHEN          ERIK VON FALKENSTEIN

107	10 May 2005